Exhibit 99e


Item 7.   Management's Discussion and Analysis of Results of Operations.

Overview

     The Corporation's earnings before accounting changes were $5,586 million in 2001, up 8% from $5,192 million in 2000, with strong double-digit earnings growth in the GE Consumer Finance and GE Commercial Finance segments. Net earnings in 2000 increased 17% from 1999. Earnings growth throughout the three-year period resulted from origination volume and asset growth, productivity and acquisitions of businesses and portfolios. Principal factors in the 2001 increase were strong productivity ($0.7 billion) and lower taxes ($0.5 billion) partially offset by GE Global Insurance Holdings ($0.5 billion) and lower realized gains on financial instruments. Excluding effects of Paine Webber Group, Inc. (PaineWebber) in 2000 and Americom in 2001, both of which are discussed below, such pre-tax gains were lower in 2001 by $0.5 billion ($0.3 billion after tax). Pre-tax gains on sales of investment securities declined in 2001 by $0.5 billion, of which $0.4 billion related to GE Equity; other GE Equity gains were $0.8 billion lower; while gains on securitizations were up $0.8 billion from 2000.

     On November 9, 2001, GECS exchanged the stock of Americom and other related assets and liabilities for a combination of cash and stock in SES Global, a leading satellite company. The transaction resulted in a gain of $1,158 million ($642 million after tax).

     On December 28, 2000, Montgomery Ward, LLC (Wards), formerly a GECS subsidiary, filed for bankruptcy protection and began liquidation proceedings. Net earnings for the year 2000 included operating losses from Wards amounting to $245 million as well as a charge, primarily to other costs and expenses, for $815 million ($537 million after tax) to recognize the additional associated losses.

Operating Results

     Total Revenues decreased 12% to $58.4 billion in 2001, following a 19% increase to $66.2 billion in 2000. The three principal reasons for the decrease in revenues in 2001 compared with 2000 were: the deconsolidation of Wards and resulting absence of sales in 2001 ($3.2 billion); the effects of rationalization of operations and market conditions at IT Solutions ($2.9 billion); and reduced surrender fees compared with 2000 ($1.2 billion) associated with the planned run-off of restructured insurance policies of Toho Mutual Life Insurance Company (Toho) at GE Financial Assurance (GEFA). The increase in 2000 reflected post-acquisition revenues from acquired businesses ($6.5 billion) as well as volume growth ($2.5 billion). Revenues in 2000 also included the gain from sale of common stock of PaineWebber ($1.4 billion). Additional information about other revenue items is provided in the analysis of GECS operating segments beginning on page 2.

     Interest expense on borrowings in 2001 was $10.6 billion, compared with $11.1 billion in 2000 and $9.4 billion in 1999. The change in both years reflected the effects of both interest rates and the average level of borrowings used to finance asset growth. The average composite effective interest rate was 5.11% in 2001, compared with 5.89% in 2000 and 5.14% in 1999. In 2001, average assets of $386.6 billion were 7% higher than in 2000, which in turn were 13% higher than in 1999. See page 9 for a discussion of interest rate risk management.

     Operating and administrative expenses were $16.4 billion, $19.5 billion and $16.3 billion in 2001, 2000 and 1999, respectively. Changes over the three-year period were largely the result of acquisitions and unusual charges, which were more than offset in 2001 by productivity at GE Equipment Management and GE Consumer Finance. Costs and expenses in 2001 included $0.4 billion of costs in businesses that were acquired after January 1, 2001, as well as $0.3 billion of costs discussed in the analysis of the All Other operating segment. Similarly, 2000 included $2.3 billion of costs in businesses that were acquired after January 1, 2000; charges for costs associated with Wards amounting to $0.8 billion, as discussed previously; and $0.5 billion of costs to rationalize certain operations discussed in the analysis of the All Other operating segment.

     Insurance losses and policyholder and annuity benefits increased to $15.1 billion in 2001, compared with $14.4 billion in 2000 and $11.0 billion in 1999. This increase reflected effects of growth in premium volume and business acquisitions at GEFA throughout the period, and costs discussed in the analysis of the GE Insurance and All Other operating segments, partially offset by the planned run-off of restructured insurance policies at Toho.

     Cost of goods sold declined to $3.3 billion in 2001, compared with $8.5 billion in 2000 and $8.0 billion in 1999, reflecting volume declines at IT Solutions and the deconsolidation of Wards on December 28, 2000, when Wards commenced liquidation proceedings. The increase in 2000 primarily reflected the consolidation of Wards from August 2, 1999, through December 28, 2000.

     Provision for losses on financing receivables was $2.5 billion in 2001, compared with $2.0 billion in 2000 and $1.7 billion in 1999. These provisions principally related to private-label credit cards, bank credit cards, personal loans and auto loans and leases as well as commercial, industrial, and equipment loans and leases, all of which are discussed on page 7 under Portfolio Quality. The provisions throughout the three-year period reflected higher average receivable balances, changes in the mix of business, and the effects of delinquency rates--higher during 2001 and lower during 2000--consistent with industry experience.

     Depreciation and amortization of buildings and equipment and equipment on operating leases increased 4% to $3.5 billion in 2001, compared with $3.3 billion in 2000, a 4% increase over 1999. The increase in both years was primarily the result of higher levels of short-lived equipment on operating leases, primarily reflecting acquisitions of vehicles and aircraft.

     Provision for income taxes was $1.4 billion in 2001 (an effective tax rate of 19.8%), compared with $1.9 billion in 2000 (an effective tax rate of 26.9%) and $1.7 billion in 1999 (an effective tax rate of 27.1%). The 2001 effective tax rate reflects the effects of continuing globalization, certain transactions (see note 15), and the effect of a pre-tax charge related to the events of September 11. The pre-tax charge related to September 11 amounted to approximately $600 million, principally at GE Insurance, and reduced the Corporation's effective tax rate by one percentage point. Management expects that trends in the Corporation's businesses, particularly the continuing impact of globalization, are likely to result in an effective tax rate for the Corporation in 2002 that will be lower than the 2000 and 1999 rates, but higher than the 2001 rate.

     Financing spreads - Over the last three years, market interest rates have been more volatile than GECS average composite effective interest rates, principally because of the mix of effectively fixed-rate borrowings in the GECS financing structure. GECS portfolio of fixed and floating-rate financial products has behaved similarly over that period. Consequently, financing spreads have remained relatively flat over the three-year period.

Operating Segments

     Revenues and earnings before accounting changes (excluding goodwill amortization, net of income taxes) of the Corporation, by operating segment, for the past three years are summarized and discussed as follows. For additional information, see note 16 to the consolidated financial statements.

Consolidated
    (In millions)                                             2001                  2000                  1999
                                                      -------------------    -------------------    ------------------
    Revenues
    GE Commercial Finance                             $         13,880       $         11,982       $          9,822
    GE Consumer Finance                                          9,508                  9,320                  7,562
    GE Equipment Management                                      4,401                  4,969                  4,789
    GE Insurance                                                23,890                 24,766                 19,433
    All Other GECS                                               6,674                 15,140                 14,143
                                                      -------------------    -------------------    ------------------
      Total revenues                                  $         58,353       $         66,177       $         55,749
                                                      ===================    ===================    ==================

    Net earnings
    GE Commercial Finance                             $          2,724       $          2,294       $          1,758
    GE Consumer Finance                                          1,702                  1,376                    920
    GE Equipment Management                                        359                    465                    422
    GE Insurance                                                 1,334                  1,642                  1,730
    All Other GECS                                                  19                     35                    125
                                                      -------------------    -------------------    ------------------
    Total earnings before accounting changes                     6,138                  5,812                  4,955
    Cumulative effect of accounting changes                       (169)                     -                      -
                                                      -------------------    -------------------    ------------------
      Net earnings                                               5,969                  5,812                  4,955
    Amortization of goodwill                                      (552)                  (620)                  (512)
                                                      -------------------    -------------------    ------------------
      Net Earnings - as reported                      $          5,417       $          5,192       $          4,443
                                                      ===================    ===================    ==================

     Following is a discussion of revenues and earnings before accounting changes from the segments within GECS, reflecting GECS reorganized segments as announced on July 26, 2002. For purposes of this discussion, earnings before accounting changes is referred to as net earnings.

GE Commercial Finance

    (In millions)                                          2001                   2000                   1999
                                                    -------------------    -------------------    --------------------
    Revenues
    Commercial Equipment Financing                  $          4,535       $          3,634       $         3,195
    Real Estate                                                1,919                  1,977                 1,582
    Aviation Services (GECAS)                                  2,173                  1,962                 1,551
    Structured Finance Group                                   1,093                    999                   812
    Commercial Finance                                         1,786                  1,617                 1,310
    Vendor Financial Services                                  2,095                  1,792                 1,372
    Other GE Commercial Finance                                  279                      1                     -
                                                    -------------------    -------------------    --------------------
         Total revenues                             $         13,880       $         11,982       $          9,822
                                                    ===================    ===================    ====================

    Net earnings (a)
    Commercial Equipment Financing                  $            642       $            537       $            429
    Real Estate                                                  489                    374                    303
    Aviation Services (GECAS)                                    475                    479                    284
    Structured Finance Group                                     386                    344                    270
    Commercial Finance                                           368                    290                    239
    Vendor Financial Services                                    320                    274                    236
    Other GE Commercial Finance                                   44                     (4)                    (3)
                                                    -------------------    -------------------    -------------------
         Net earnings                               $          2,724       $          2,294       $          1,758
                                                    ===================    ===================    ====================

      (a) Charges of $85 million in 2001 were not allocated to this segment, pursuant to Statement of Financial Accounting Standard (SFAS) No. 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to restructuring various global operations and to provisions for disposition of assets.

     GE Commercial Finance revenues increased 16% in 2001, following a 22% increase in 2000. The 2001 increase resulted from acquisition and volume growth at Commercial Equipment Financing, Vendor Financial Services, GECAS and Commercial Finance, including the acquisition of Heller Financial on October 24, 2001 (included in Other GE Commercial Finance), volume growth at Structured Finance Group and increased gains on securitizations of financial assets. The increase in revenues in 2000 primarily reflected asset growth from originations across all major businesses. Net earnings increased 19% in 2001 and 30% in 2000. The 2001 increase reflected securitization gains, asset growth from acquisitions at Commercial Equipment Financing, Commercial Finance and Vendor Financial Services, origination growth at Structured Finance Group, and higher asset gains and productivity at Real Estate. In 2000, the increase in net earnings resulted from asset growth from originations and favorable tax effects.


GE Consumer Finance

     (In millions)                                           2001                   2000                  1999
                                                    ---------------------    -------------------    ------------------
    Revenues
    Global Consumer Finance                         $          5,561         $          5,430       $          5,084
    GE Card Services                                           3,947                    3,891                  2,478
    Other GE Consumer Finance                                      -                       (1)                     -
                                                    ---------------------    -------------------    ------------------
      Total revenues                                $          9,508         $          9,320       $          7,562
                                                    =====================    ===================    ==================

    Net earnings (a)
    Global Consumer Finance                         $          1,039         $            856       $            716
    GE Card Services                                             669                      520                    203
    Other GE Consumer Finance                                     (6)                       -                      1
                                                    ---------------------    -------------------    ------------------
      Net earnings                                  $          1,702         $          1,376       $            920
                                                    =====================    ===================    ==================

                                       3

      (a) Charges of $57 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable financing product lines that are being exited.

     GE Consumer Finance revenues increased 2% in 2001, following a 23% increase in 2000. Overall, the revenue performance in both years reflected the post-acquisition revenues from acquired businesses, which was more significant in 2000, and volume growth. Net earnings increased 24% in 2001 and 50% in 2000. The 2001 increase reflected productivity at Global Consumer Finance and volume growth at GE Card Services. The increase in net earnings in 2000 resulted from acquisition and volume growth at GE Card Services and Global Consumer Finance.


GE Equipment Management

    (In millions)                                           2001                    2000                  1999
                                                    ---------------------    -------------------    ------------------
    Revenues
    GE Equipment Management revenues                $          4,401         $          4,969       $          4,789
                                                    =====================    ===================    ==================
    Net earnings (a)
    GE Equipment Management net earnings            $            359         $            465       $            422
                                                    =====================    ===================    ==================

     (a) Charges of $17 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to the restructuring of various global operations.

     GE Equipment Management revenues decreased 11% in 2001 following a 4% increase in 2000. The 2001 decrease resulted primarily from lower volume across all of the businesses, primarily driven by lower utilization rates, and the 2000 increase was primarily attributable to higher revenues at Transport
International Pool/Modular Space associated with volume growth and higher utilization rates. Net earnings decreased 23% in 2001, following a 10% increase in 2000. The 2001 decrease primarily reflected asset write-downs at Transport International Pool/Modular Space and European Equipment Management, and lower utilization rates at Railcar, partially offset by tax benefits from a restructuring at Penske. The increase in 2000 principally related to productivity and increased gains at Transport International Pool/Modular Space.

GE Insurance

    (In millions)                                            2001                   2000                  1999
                                                      -------------------    -------------------    ------------------
    Revenues
    GE Financial Assurance                            $         12,826       $         12,888       $          8,790
    Mortgage Insurance                                           1,075                    973                    936
    GE Global Insurance Holdings                                 9,453                 10,223                  9,013
    Other GE Insurance                                             536                    682                    694
                                                      -------------------    -------------------    ------------------
         Total revenues                               $         23,890       $         24,766       $         19,433
                                                      ===================    ===================    ==================

    Net earnings (a)
    GE Financial Assurance                            $            726       $            672       $            485
    Mortgage Insurance                                             407                    356                    346
    GE Global Insurance Holdings                                    32                    505                    690
    Other GE Insurance                                             169                    109                    209
                                                      -------------------    -------------------    ------------------
         Net earnings                                 $          1,334       $          1,642       $          1,730
                                                      ===================    ===================    ==================

     (a) Charges of $306 million in 2001 were not allocated to this segment, pursuant to SFAS 131, because management did not include these costs in measuring the performance of businesses in this segment for internal purposes. Such charges, included in All Other GECS, related to unprofitable insurance product lines being exited and to provisions for disposition of nonstrategic investments.

     GE Insurance revenues decreased 4% in 2001, following a 27% increase in 2000. The 2001 decrease was the result of reduced net premiums earned at GE Global Insurance Holdings (the parent of Employers Reinsurance Corporation), reflecting the events of September 11 as discussed below, decreased investment income at GE Global Insurance, and decreased surrender fee income at GE
Financial Assurance associated with the planned run-off of restructured insurance policies at Toho. These factors were partially offset by increased premium income associated with origination volume at GE Global Insurance Holdings, and post-acquisition revenues from acquisition growth and volume growth at GE Financial Assurance. The increase in revenues in 2000 resulted from post acquisition revenues from acquired businesses and volume growth at GE Financial Assurance, and premium growth and increased investment income, as higher interest income more than offset a decrease in net realized investment gains at GE Global Insurance Holdings. Net pre-tax realized investment gains in the marketable equity and debt securities portfolios amounted to $970 million, $817 million and $890 million in 2001, 2000 and 1999, respectively. Remaining available gains in the portfolios at December 31, 2001, amounted to $1,796 million before tax.

     Net earnings decreased 19% and 5% in 2001 and 2000, respectively, reflecting GE Global Insurance Holdings underwriting results, which were partially offset by productivity at GE Financial Assurance in 2001 and acquisition and volume growth at GE Financial Assurance in 2000. Net earnings in 2001 at GE Global Insurance Holdings were adversely affected by approximately $575 million ($386 million after tax) related to the insurance losses arising from the events of September 11. This amount primarily resulted from contingent premium payment provisions contained in certain retrocession agreements. After these particular losses, total losses exceeded retrocession policy limits in place at GE Global Insurance Holdings. Substantially all of the September 11 losses are recoverable from retrocessionaires under reinsurance policies that require additional premiums to those retrocessionaires. Therefore, the 2001 Statement of Earnings reflects $698 million reduction in net premiums earned and $78 million of increased losses, partially offset by $201 million in lower insurance acquisition costs. Historical experience related to large catastrophic events has shown that a broad range of total insurance industry loss estimates often exists following such an event and it is not unusual for there to be significant subsequent revisions in such estimates. Management's best estimate of its existing net liability based on the information currently available is $575 million, net of estimated recoveries under retrocession arrangements, under which a portion of losses is routinely ceded to other reinsurance entities. Substantially all of GECS retrocessionaires are large, highly rated reinsurance entities. At this time, management does not anticipate that any significant portion of its estimated recoveries will be uncollectible.

     Net earnings in 2001 and 2000 were also adversely affected by the continued deterioration of underwriting results at GE Global Insurance Holdings, reflecting higher property and casualty-related losses (principally as a result of adverse development relating to prior-year loss events) and the continued effects of low premiums in the property and casualty insurance/reinsurance industry. GE Global Insurance Holdings underwriting results in 2001 and 2000 tracked performance in the global property and casualty industry. As these results were realized, management began increasing premiums for given levels of coverage, and reevaluated product lines, policies, contracts and specific customers. Businesses that, following this reevaluation, were deemed to offer reasonable returns were retained and, in some cases, expanded. On the other hand, activities were curtailed in businesses with unsatisfactory risk/return profiles.

     The majority of the adverse development at GE Global Insurance Holdings in 2001, and to a lesser extent in 2000, related to higher projected ultimate losses for liability coverages, especially in the hospital liability, nonstandard automobile (automobile insurance extended to higher-risk drivers) and commercial and public entity general liability lines of business. The increase in 2000 also reflected an increase in industry-wide loss estimates related to certain large property loss events, with the largest impact resulting from the European windstorms of December 1999. The adverse development of GE Global Insurance Holdings for both years was partially mitigated by favorable experience in the Mortgage Insurance business, which resulted from favorable economic conditions, improvement in certain real estate markets and loss mitigation efforts.

All Other GECS

    (In millions)                                         2001                   2000                   1999
                                                   -------------------    -------------------    -------------------
    Revenues
    Wards                                          $             -        $          3,234       $          1,622
    IT Solutions                                              4,180                  7,072                  8,381
    GE Equity                                                  (126)                 1,079                    863
    Americom                                                    540                    594                    463
    Americom gain                                             1,158                      -                      -
    PaineWebber gain                                              -                  1,366                      -
    Asset impairments                                          (383)                  (238)                     -
    Product line exits                                          (53)                     -                      -
    Other                                                     1,358                  2,033                  2,814
                                                   -------------------    -------------------    -------------------
         Total revenues                            $          6,674       $         15,140       $         14,143
                                                   ===================    ===================    ===================

    Net earnings
    Wards
      Operating losses                             $              -       $           (245)      $            (26)
      Losses from Ward's bankruptcy                             (22)                  (537)                     -
    IT Solutions                                                 47                   (152)                   (20)
    GE Equity                                                  (270)                   525                    416
    Americom                                                    256                    197                    152
    Americom gain                                               642                      -                      -
    PaineWebber gain                                              -                    848                      -
    Asset impairments                                          (310)                   (49)                     -
    Product line exits                                         (180)                     -                      -
    Restructuring                                              (144)                  (298)                     -
    Other                                                         -                   (254)                  (397)
                                                   -------------------    -------------------    -------------------
         Net earnings                              $             19       $             35       $            125
                                                   ===================    ===================    ===================

     All Other GECS includes GECS activities and businesses that management has chosen not to allocate to one of the four GECS segments.

     In addition to comments on GECS All Other elsewhere in this report, the following comments relate to the table above:

     - IT Solutions (ITS) -- During 2000 and 2001, in response to intense competition and transition of the computer equipment market to a direct distribution model, ITS exited its underperforming operations in the United Kingdom, France, Brazil and Mexico and significantly reduced its reseller role in the United States. Costs for involuntary termination benefits, asset impairments, facilities exit costs and losses on sales of portions of the business amounted to $45 million ($43 million after-tax) and $246 million ($191 million after-tax) in 2001 and 2000, respectively and are included in restructuring in the table above. The number of employees was reduced from a 2000 peak of 11,000 to 7,500 at the end of 2001.

     - GE Equity -- GE Equity manages equity investments in early-stage, early growth, pre-IPO companies. GE Equity revenues include income, gains and losses on such investments. During 2001, losses on GE Equity's investments exceeded gains and other investment income, resulting in negative revenues. Net earnings in 2001 included a $270 million net loss at GE Equity, which increased over the prior year principally from reduced asset gains.

     - Americom -- On November 9, 2001, GECS exchanged its satellite operations, comprising the stock of Americom and other related assets and liabilities, for a combination of cash and 31% of the publicly-traded stock of SES Global, a leading satellite company, in order to create the world's largest satellite services provider. The transaction resulted in a gain of $1,158 million ($642 million after tax), representing the difference between the carrying value of the 69% investment in Americom and the amount of cash plus the market value of SES Global shares received at the closing date. No gain was recorded on the 31% interest in Americom that was indirectly retained by GECS. GECS investment in SES Global is accounted for on the equity method.

     - 2001- Asset impairments and product line exits - Operations included $656 million of charges related to disposing of and providing for disposition of several nonstrategic investments and other assets, to certain unprofitable insurance and financing product lines that are being exited, and to restructuring various global operations. These costs, not allocated to the related businesses as management did not include these costs in measuring the performance of those businesses for internal purposes, included $478 million ($310 million after tax) for other-than-temporary impairments of investments, the largest of which were held by GE Financial Assurance, GE Equity and GE Global Insurance Holdings. These losses, $383 million of which were charged to revenues, included $130 million ($84 million after tax) of losses on Enron bonds; such bonds were written down to a cost basis of $32 million at December 31, 2001. These losses also included investment impairment charges of $199 million ($130 million after tax) on non-U.S. mutual funds and the technology sector.

          In response to escalating losses, management decided to cease further underwriting and exit certain insurance and financing product lines. Charges associated with such loss events and the resulting exits totaled $180 million after tax, of which $149 million related to the loss events in GE Global Insurance Holdings product lines, primarily nonstandard automobile and higher limit industrial property insurance coverages, and the remaining $31 million related to the exit of the Consumer Direct business by GE Card Services.

          Restructuring of several GECS global businesses included consolidation of several European GE Equipment Management businesses and rationalization of certain European GE Equipment Management businesses. Costs related to the exit of these activities amounted to $144 million after tax and consisted of involuntary termination benefits, facilities exit costs, and asset impairments.

     - 2000 - Losses from Ward's bankruptcy, asset impairments and restructurings -- Net earnings included charges of $537 million related to the Ward's bankruptcy and strategic rationalization costs of $347 million related to IT Solutions, Mortgage Services, GE Equity and Auto Financial Services, primarily for asset write-downs, employee severance and lease terminations, which were not allocated to those businesses because management did not include these costs in measuring the performance of those businesses for internal purposes.

     - Other -- Other includes GECS corporate function expenses, liquidating businesses and other non-segment aligned operations, the most significant of which were Auto Financial Services (AFS), Mortgage Services, and the GE Auto and Home business. The decrease in revenues in both years arose from Auto Financial Services and Mortgage Services, as both operations stopped accepting new business in 2000. Corporate function expenses decreased in 2000 and 2001, but liquidating operations at AFS and Mortgage Services incurred higher losses in 2000, offsetting some of the expense reduction.

Portfolio Quality

     Financing Receivables is the largest category of assets for GECS and represents one of its primary sources of revenues. The portfolio of financing receivables, before allowance for losses, increased to $178.8 billion at the end of 2001 from $147.3 billion at the end of 2000, as discussed in the following paragraphs. The related allowance for losses at the end of 2001 amounted to $4.8 billion ($4.0 billion at the end of 2000), representing management's best estimate of probable losses inherent in the portfolio.

     A discussion of the quality of certain elements of the financing receivables portfolio follows. "Nonearning" receivables are those that are 90 days or more delinquent (or for which collection has otherwise become doubtful) and "reduced-earning" receivables are commercial receivables whose terms have been restructured to a below-market yield.

     Consumer financing receivables, primarily credit card and personal loans and auto loans and leases, were $52.3 billion at year-end 2001, an increase of $3.5 billion from year-end 2000. Credit card and personal receivables increased $7.0 billion, primarily from increased origination and acquisition growth, partially offset by sales and securitizations and the net effects of foreign currency translation. Auto receivables decreased $3.5 billion, primarily as a result of the run-off of the liquidating Auto Financial Services portfolio. Nonearning consumer receivables at year-end 2001 were $1.5 billion, about 2.9% of outstandings, compared with $1.1 billion, about 2.3% of outstandings at year-end 2000. Write-offs of consumer receivables increased to $1.7 billion from $1.3 billion for 2000, reflecting the maturing of private label credit card portfolios and higher personal bankruptcies on credit card loan portfolios in Japan. Consistent with industry trends, consumer delinquency rates increased during 2001.

     Other financing receivables, which totaled $126.5 billion at December 31, 2001, consisted of a diverse commercial, industrial and equipment loan and lease portfolio. This portfolio increased $28.0 billion during 2001, reflecting increased acquisition and origination growth, partially offset by sales and securitizations. Related nonearning and reduced-earning receivables were $1.7 billion, about 1.4% of outstandings at year-end 2001, compared with $0.9 billion, about 1.0% of outstandings at year-end 2000, reflecting several large bankruptcies and the current economic environment. These receivables are backed by assets and are covered by reserves for probable losses.

     The Corporation's loans and leases to commercial airlines amounted to $21.5 billion at the end of 2001, up from $15.3 billion at the end of 2000. The Corporation's commercial aircraft positions also included financial guarantees, funding commitments, credit and liquidity support agreements and aircraft orders as discussed in note 6.

International Operations

     The Corporation's international operations include its operations located outside the United States and certain of its operations that cannot be meaningfully associated with specific geographic areas (for example, commercial aircraft). The Corporation's international revenues were $23.1 billion in 2001, a decrease of 12% from $26.3 billion in 2000.

     Revenues in the Pacific Basin decreased 19% in 2001, as 2000 revenues included surrender fee income at GEFA from the planned run-off of restructured insurance policies of Toho. Revenues in Europe decreased 12% in 2001 as acquisition and core growth at Global Consumer Finance were more than offset by reduced premiums earned, associated with a combination of lower origination volume and increased ceded premiums as a result of the events of September 11 at GE Global Insurance Holdings, and reduced revenue associated with the rationalization of certain operations at IT Solutions. International assets grew 16%, from $139 billion at year-end 2000 to $162 billion at the end of 2001. The increase in 2001 primarily reflected growth in GECS asset base. GECS assets increased 23% in Europe, reflecting a mix of origination and acquisition growth. GECS also achieved significant asset growth at GECAS.

     The Corporation's activities span all global regions and primarily encompass leasing of aircraft and providing certain financial services within these regional economies. As such, when certain countries or regions such as the Pacific Basin and Latin America experience currency and/or economic stress, the Corporation may have increased exposure to certain risks but also may have new profit opportunities. Potential increased risks include, among other things, higher receivables delinquencies and bad debts, delays or cancellation of sales and orders principally related to aircraft, higher local currency financing costs and a slowdown in established financial services activities. New profit opportunities include, among other things, more opportunities for lower cost outsourcing, expansion of financial services activities through purchases of companies or assets at reduced prices and lower U.S. debt financing costs.

     Financial results reported in U.S. dollars are affected by currency exchange. A number of techniques are used to manage the effects of currency exchange, including selective borrowings in local currencies and selective hedging of significant cross-currency transactions. Principal currencies are the euro, the Japanese yen and the Canadian dollar. The Corporation's operations in Europe are all euro-capable as of January 1, 2002.

Capital Resources and Liquidity

Statement of Financial Position

     Investment securities for each of the past two years comprised mainly investment-grade debt securities held by GE Financial Assurance and the other GE Insurance businesses of GECS in support of obligations to annuitants and policyholders. Investment securities were $100.1 billion in 2001, compared with $90.3 billion in 2000. The increase of $9.8 billion resulted from investment of premiums received, reinvestment of investment income, and the addition of securities from acquired companies, partially offset by sales and maturities as well as decreases in the fair value of certain debt and equity securities. A breakdown of the investment securities portfolio is provided in note 2 to the consolidated financial statements.

     Inventories were $270 million and $666 million at December 31, 2001 and 2000, respectively. The decrease in 2001 primarily reflected the rationalization of certain operations at IT Solutions, as well as improved inventory management.

     Financing receivables were $174.0 billion at year-end 2001, net of allowance for losses, up $30.7 billion over 2000. These receivables are discussed in the Portfolio Quality section and in notes 3 and 4 to the consolidated financial statements.

     Insurance receivables were $27.3 billion at year-end 2001, an increase of $3.5 billion that was primarily attributable to increased recoveries under existing retrocession agreements and core growth, partially offset by the planned run-off of assets at Toho (see note 5).

     Other receivables totaled $13.3 billion at both December 31, 2001 and 2000, and consists primarily of nonfinancing customer receivables, accrued investment income, amounts due from GE (generally related to certain trade payable programs), amounts due under operating leases, receivables due on sales of securities and various sundry items.

     Equipment on operating leases was $27.3 billion at December 31, 2001, up $3.2 billion from 2000. Details by category of investment can be found in note 6 to the consolidated financial statements. Additions to equipment on operating leases were $12.6 billion during 2001 ($11.4 billion during 2000), primarily reflecting acquisitions of transportation equipment.

     Intangible assets were $18.7 billion at year-end 2001, up from $15.0 billion at year-end 2000. The $3.7 billion increase in intangible assets related primarily to goodwill and other intangibles associated with acquisitions, the largest of which was the acquisition of Heller Financial, partially offset by amortization.

     Other assets totaled $55.1 billion at year-end 2001, compared with $50.4 billion at the end of 2000. The $4.7 billion increase was principally attributed to additional investments in real estate and associated companies, the recognition of all derivatives at fair value in accordance with SFAS 133, and increases in deferred insurance acquisition costs, partially offset by decreases in "separate accounts" (see note 9).

     Borrowings were $239.9 billion at December 31, 2001, of which $160.8 billion is due in 2002 and $79.1 billion is due in subsequent years. Comparable amounts at the end of 2000 were $205.4 billion in total, $124.0 billion due within one year and $81.4 billion due thereafter. The Corporation's composite interest rates are discussed in the Interest Expense section of Operating Results. A large portion of the Corporation's borrowings ($117.5 billion and $94.5 billion at the end of 2001 and 2000, respectively) was issued in active commercial paper markets that management believes will continue to be a reliable source of short-term financing. Most of this commercial paper was issued by GE Capital. The average remaining terms and interest rates of GE Capital commercial paper were 46 days and 2.37% at the end of 2001, compared with 45 days and 6.43% at the end of 2000. The GE Capital ratio of debt to equity was 7.31 to 1 at the end of 2001 and 7.53 to 1 at the end of 2000.

     Insurance liabilities, reserves and annuity benefits were $114.2 billion, $8.1 billion higher than in 2000. The increase was primarily attributable to the addition of reserves associated with the events of September 11, and growth in deferred annuities and guaranteed investment contracts, partially offset by the planned run-off of policyholder contracts at Toho and decreases in separate accounts. For additional information on these liabilities, see note 11.

Interest Rate and Currency Risk Management

     Interest rate and currency risk management is important in the normal business activities of the Corporation. Derivative financial instruments are used by the Corporation to mitigate or eliminate certain financial and market risks, including those related to changes in interest rates and currency exchange rates. As a matter of policy, the Corporation does not engage in derivatives trading, derivatives market-making, or other speculative activities. More detailed information regarding these financial instruments, as well as the strategies and policies for their use, is contained in notes 1, 10 and 20 to the consolidated financial statements.

     The Corporation manages its exposure to changes in interest rates, in part, by funding its assets with an appropriate mix of fixed and variable rate debt and its exposure to currency fluctuations principally by funding local currency denominated assets with debt denominated in those same currencies. It uses interest rate swaps, currency swaps (including non-U.S. currency and cross currency interest rate swaps) and currency forwards to achieve lower borrowing costs. Substantially all of these derivatives have been designated as modifying interest rates and/or currencies associated with specific debt instruments.

     One example of the risks to which the Corporation is exposed is prepayment risk in certain of its business activities, such as in its mortgage servicing activities. The Corporation uses interest rate swaps, purchased options and futures as an economic hedge of the fair value of mortgage servicing rights. These swaps, futures and option-based instruments are governed by the credit risk policies described below and are transacted in either exchange-traded or over-the-counter markets.

     Established practices require that derivative financial instruments relate to specific asset, liability or equity transactions or to currency exposures. Substantially all treasury actions are centrally executed by the Corporation's Treasury Department, which maintains controls on all exposures, adheres to stringent counterparty credit standards and actively monitors marketplace exposures.

     Counterparty credit risk is managed on an individual counterparty basis, which means that gains and losses are netted for each counterparty to determine the amount at risk. When a counterparty exceeds credit exposure limits in terms of amounts due to the Corporation, typically as a result of changes in market conditions (see table below), no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-.

     As part of its ongoing activities, the Corporation enters into swaps that are integrated into investments in or loans to particular customers. Such integrated swaps not involving assumption of third-party credit risk are evaluated and monitored like their associated investments or loans and are not therefore subject to the same credit criteria that would apply to a stand-alone position. Except for such positions, all other swaps, purchased options and forwards with contractual maturities longer than one year are conducted within the credit policy constraints provided in the table below. Foreign exchange forwards with contractual maturities shorter than one year must be executed with counterparties having an A-1+/ P-1 credit rating and the credit limit for these transactions is $150 million.

   Counterparty credit criteria                           Credit rating
                                                  ------------------------------
                                                                    Standard &
                                                     Moody's          Poor's
                                                  --------------   -------------
   Term of transaction
     Between one and five years ...............        Aa3              AA-
     Greater than five years ..................        Aaa              AAA
   Credit exposure limits
     Up to $50 million ........................        Aa3              AA-
     Up to $75 million ........................        Aaa              AAA

     The conversion of interest rate and currency risk into credit risk results in a need to monitor counterparty credit risk actively. At December 31, 2001, the notional amount of long-term derivatives for which the counterparty was rated below Aa3/AA- was $1.5 billion. These amounts are primarily the result of
(1) counterparty downgrades, (2) transactions executed prior to the adoption of the Corporation's current counterparty credit standards, and (3) transactions relating to acquired assets or businesses.

Following is an analysis of credit risk exposures for the last three years.

                    Percentage of Notional Derivative Exposure by Counterparty Credit Rating
------------------------------------------------------------------------------------------------------------------
 Moody's/Standard & Poor's                                             2001           2000             1999
 -------------------------                                       ---------------- ---------------  --------------

 Aaa/AAA ........................................................      70%              63%             59%
 Aa/AA ..........................................................      29%              36%             38%
 A/A and below ..................................................       1%               1%              3%

     The interplay of the Corporation's credit risk policy with its funding activities is seen in the following example, in which the Corporation is assumed to have been offered three alternatives for funding five-year fixed rate U.S. dollar assets with five-year fixed rate U.S. dollar debt.


                                                                Spread over U.S. Treasuries
                                                                      in basis points                 Counterparty
                                                               ------------------------------   -------------------------
(a)    Fixed rate five-year medium-term note ..............               +75                            -
(b)    U.S. dollar commercial paper swapped into five-year
          U.S. dollar fixed rate funding ..................               +60                            A
(c)    Swiss franc fixed rate debt swapped into five-year
          U.S. dollar fixed rate funding ..................               +73                            B

     Counterparty A is a major brokerage house with an Aaa/AAA rated swap subsidiary and a current exposure in terms of amounts due to the Corporation of $39 million. Counterparty B is an Aa2/AA rated insurance company with a current exposure of $50 million.

     In this hypothetical  case, the Corporation  would have chosen  alternative
(a) or alternative (b), depending on the ratio of commercial paper outstanding to total debt outstanding. Alternative (c) would not have been chosen as the additional credit risk of Counterparty B would have exceeded the Corporation's risk management limits.

     The U.S. Securities and Exchange Commission requires that registrants provide information about potential effects of changes in interest rates and currency exchange. Although the rules offer alternatives for presenting this information, none of the alternatives is without limitations. The following discussion is based on so-called "shock-tests," which model effects of interest rate and currency shifts on the reporting company. Shock tests, while probably the most meaningful analysis permitted, are constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by their inability to include the complex market reactions that normally would arise from the market shifts modeled. While the following results of shock tests for changes in interest rates and currency exchange rates may have some limited use as benchmarks, they should not be viewed as forecasts.

     - One means of assessing exposure to interest rate changes is a duration-based analysis that measures the potential loss in net earnings resulting from a hypothetical increase in interest rates of 100 basis points across all maturities (sometimes referred to as a "parallel shift in the yield curve"). Under this model, with all else constant, it is estimated that such an increase, including repricing effects in the securities portfolio, would reduce the 2002 net earnings of the Corporation based on year-end 2001 positions by approximately $189 million. Based on positions at year-end 2000, the pro forma effect on 2001 net earnings of such an increase in interest rates was estimated to be a decrease of approximately $124 million.

     - The geographic distribution of the Corporation's operations is diverse. One means of assessing exposure to changes in currency exchange rates is to model effects on reported earnings using a sensitivity analysis. Year-end 2001 consolidated currency exposures, including financial instruments designated and effective as hedges, were analyzed to identify Corporation assets and liabilities denominated in other than their relevant functional currency. Net unhedged exposures in each currency were then remeasured assuming a 10% decrease (substantially greater decreases for hyperinflationary currencies) in currency exchange rates compared with the U.S. dollar. Under this model, management estimated at year-end 2001 that such a decrease would have an insignificant effect on 2002 earnings of the Corporation.

Statement of Changes in Share Owners' Equity

     Share owners' equity increased $5,568 million to $28,590 million at year-end 2001. The increase was largely attributable to net earnings during the period of $5,417 million and capital contributions of $3,237 million, partially offset by dividends of $1,961 million.

     Currency translation adjustments increased equity by $117 million in 2001. Changes in the currency translation adjustment reflect the effects of changes in currency exchange rates on the Corporation's net investment in non-U.S. subsidiaries that have functional currencies other than the U.S. dollar. Accumulated currency translation adjustments affect net earnings only when all or a portion of an affiliate is disposed of.

     Adoption of SFAS 133 in 2001 reduced equity by $890 million, including $849 million at the date of adoption. Further information about this accounting change is provided in note 1.

Statement of Cash Flows

     The Corporation's cash and equivalents aggregated $7.3 billion at the end of 2001, up from $6.1 billion at year-end 2000. One of the primary sources of cash for the Corporation is short and long-term borrowings. Over the past three years, the Corporation's borrowings with maturities of 90 days or less have increased by $28.8 billion. New borrowings of $125.2 billion having maturities longer than 90 days were added during those years, while $94.9 billion of such longer-term borrowings were retired. The Corporation also generated $41.7 billion from operating activities, which benefited in 2001 from an increase in insurance liabilities and reserves, net of an increase in reinsurance recoverables, and a decrease from the planned run-off of policyholder contracts at Toho.

     The principal use of cash by the Corporation has been investing in assets to grow its businesses. Of the $110.1 billion that the Corporation invested over the past three years, $42.7 billion was used for additions to financing receivables; $37.5 billion was used to invest in new equipment, principally for lease to others; and $22.2 billion was used for acquisitions of new businesses, the largest of which were Heller Financial and Mellon Leasing in 2001 and Japan Leasing and the credit card operations of JC Penney in 1999.

     With the financial flexibility that comes with excellent credit ratings, management believes that the Corporation should be well positioned to meet the global needs of its customers for capital and to continue growing its diversified asset base.


Liquidity

     The major debt-rating agencies evaluate the financial condition of GE Capital, the major public borrowing entity of GECS. Factors that are important to the ratings of GE Capital include the following: cash generating ability--including cash generated from operating activities; earnings quality--including revenue growth and the breadth and diversity of sources of income; leverage ratios--such as debt to total capital and interest coverage; and asset utilization, including return on assets and asset turnover ratios. Considering those factors, as well as other criteria appropriate to GECS, those major rating agencies continue to give the highest ratings to debt of GE Capital (long-term credit rating AAA/Aaa; short-term credit rating A-1+/P-1).

     Global commercial paper markets are a primary source of liquidity for the Corporation. GE Capital is the most widely-held name in those markets, with $117.5 billion and $94.5 billion outstanding at the end of 2001 and 2000, respectively. Money markets are extremely robust. In 2001, GE Capital's commercial paper accounted for only 2.4% of activity with maturities of less than one year in the U.S. market, the largest of the global money markets. Management believes that alternative sources of liquidity are sufficient to permit an orderly transition from commercial paper in the unlikely event of impaired access to those markets. Funding sources on which management would rely would depend on the nature of such a hypothetical event, but include $33 billion of contractually committed lending agreements with highly-rated global banks, medium and long-term funding, monetization and asset securitization, cash receipts from the Corporation's lending and leasing activities, short-term secured funding on global assets, and asset sales. Strength of commercial paper markets and GE Capital's access to those markets was evidenced on and immediately after September 11, when many financial markets were closed, but GE Capital continued to issue commercial paper without interruption.

     Off-balance sheet arrangements are used in the ordinary course of business to achieve improved share owner returns. One of the most common forms of off-balance sheet arrangements is asset securitization. The transactions described below are similar to those used by many financial institutions and are part of an $800 billion annual market for asset-backed commercial paper. The Corporation uses sponsored and third-party entities as well as term execution for securitizations. As part of this program, management considers the relative risks and returns of each alternative and predominantly uses sponsored entities. Management believes these transactions could be readily executed through non-sponsored entities or term securitization at insignificant incremental cost.

     In addition to improved share owner returns, special purpose entities serve as funding sources for a variety of diversified lending and securities transactions, transfer selected credit risk and improve cash flows while enhancing the ability to provide a full range of competitive products for customers.

     The discussion below and on pages 13 through 15 describes sponsored special purpose entities, and is organized as follows:

     - Structure of sponsored special purpose entities and of transactions that result in gains on sales and removal of assets from the financial statements. This section describes assets in the entities as well as management prohibitions on certain types of activities.

     - Support, both financial and operational, provided for special purpose entities. This section describes the potential risks associated with special purpose entities as well as management's measures to control risk and conclusions about its potential significance.

     - Accounting outlook for these entities. This section briefly discusses the accounting policy deliberations that have been undertaken recently regarding special purpose entities.

     Structure. Simply stated, the Corporation is selling high-quality, low-yield financial assets to highly-rated entities that have financed those purchases using low-cost commercial paper. Because the Corporation is the sponsor of these entities and guarantees certain of their positions, management believes that the structures warrant a more complete explanation, as follows.

     The first step in the  securitization  process uses  entities that meet the accounting criteria for Qualifying Special Purpose Entities (qualifying entities). Among other criteria, a qualifying entity's activities must be restricted to passive investment in financial assets and issuance of beneficial interests in those assets. Under generally accepted accounting principles, entities meeting these criteria are not consolidated in the sponsor's financial statements. The Corporation sells selected financial assets to qualifying entities. Examples include the Corporation's financing and credit card receivables. On the whole, the credit quality of such assets is equal to or higher than the credit quality of similar assets owned by the Corporation.

     Qualifying entities raise cash by issuing beneficial interests--rights to cash flows from the assets--to other GECS-sponsored special purpose entities that issue highly-rated commercial paper to third-party institutional investors. These entities use commercial paper proceeds to obtain beneficial interests in the financial assets of qualifying entities, as well as financial assets originated by multiple third parties. The Corporation provides credit support for certain of these assets, as well as liquidity support for the commercial paper, as described below. In accordance with its contractual commitments to the entities, the Corporation rigorously underwrites and services the associated assets, both those originated by the Corporation, and those originated by other participants. All of the entities' assets serve as collateral for the commercial paper. These entities are not consolidated in the accompanying financial statements. Support activities include credit reviews at acquisition and ongoing review, billing and collection activities--the same support activities that the Corporation employs for its own financing receivables.

     GECS-sponsored special purpose entities are routinely evaluated by the major credit rating agencies, including monthly reviews of key performance indicators and annual reviews of asset quality. Commercial paper issued by these entities has always received the highest available ratings from the major credit rating agencies and at year-end 2001 was rated A-1+/P-1.

The following table summarizes receivables held by special purpose entities.

       (In millions)                                         2001                     2000
                                                     ---------------------    ---------------------
       Receivables - secured by
         Equipment (a)...........................    $          12,781        $           7,993
         Commercial real estate..................                9,971                    7,445
         Other assets (a)........................                7,761                    6,249
       Credit card receivables...................                9,470                    6,170
       Trade receivables (a).....................                3,028                    3,138
                                                     ---------------------    ---------------------
            Total receivables....................    $          43,011        $          30,995
                                                     =====================    =====================

     (a) GE assets included in the categories above at year-end 2001 and 2000, respectively, are as follows: Equipment - $631 million and $269 million; Other assets - $757 million and $611 million; Trade receivables - $2,396 million and $1,733 million.


     Each of the categories of assets shown in the table above represent portfolios of assets that, in addition to being highly rated, are diversified to avoid concentrations of risk. In each of the first three categories, financing receivables are collateralized by a diverse mix of assets. Examples of assets in each category follow: equipment--loans and leases on manufacturing and transportation equipment; commercial real estate--loans on diversified commercial property; other assets--diversified commercial loans; credit card receivables--more than 23 million individual accounts; trade receivables--balances of high credit quality accounts from sales of a broad range of products and services to a diversified customer base.

     In addition to the activities discussed previously, Financial Guaranty Insurance Company (FGIC), a leader in the municipal bond insurance market, uses special purpose entities that offer municipalities guaranteed investment contracts with interests in high-quality, fixed-maturity, investment grade assets. FGIC actively manages these assets under strict investment criteria and GE Capital also provides certain performance guarantees. Total assets in sponsored FGIC entities amounted to $13.4 billion and $10.2 billion at December 31, 2001 and 2000, respectively.

     None of these special purpose entities or qualifying entities is permitted to hold GE stock and there are no commitments or guarantees that provide for the potential issuance of GE stock. These entities do not engage in speculative activities of any description, are not used to hedge GECS positions, and under GE integrity policies, no GE employee is permitted to invest in any sponsored special purpose entity.

     Support. Financial support for certain special purpose entities is provided in the following ways.

     - Under active liquidity support agreements, the Corporation has agreed to lend to these entities on a secured basis if (a) certain market conditions render the entities unable to issue new debt instruments, or (b) the entity's credit ratings were reduced below specified levels. The maximum amount of such support for commercial paper outstanding was $43.2 billion at December 31, 2001. Under related unused liquidity support agreements, the Corporation has made additional liquidity support commitments of $9.4 billion at December 31, 2001, that would be effective upon addition of qualified assets to the entities.

     - Under credit support agreements, the Corporation provides recourse for a maximum of $14.5 billion of credit losses in special purpose entities. $9.1 billion of this support represents full recourse for certain assets; the balance is based on loss-sharing formulas. Assets with credit support are funded by commercial paper that is subject to the liquidity support described above. Potential credit losses are provided for in the Corporation's financial statements based on management's best estimate of probable losses inherent in the portfolio using the same methodology as for owned assets. The Corporation's allowances for losses amounted to $0.7 billion and $0.6 billion at year-end 2001 and 2000, respectively.

     - Performance guarantees relate to letters of credit and liquidity support for guaranteed investment contracts and are subject to a maximum of $3.8 billion at December 31, 2001.

     Management has extensive experience in evaluating economic, liquidity and credit risk. In view of this experience, the high quality of assets in these entities, the historically robust quality of commercial paper markets, and the historical reliability of controls applied both to asset servicing and to activities in the credit markets, management believes that, under any reasonable future economic developments, the likelihood is remote that any such arrangements could have a significant effect on the Corporation's operations, cash flows or financial position.

     Sales of securitized assets to special purpose entities result in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of servicing rights and an allowance for losses. Securitization sales resulted in gains of $1.3 billion and about $0.5 billion in 2001 and 2000, respectively, and are included in time sales, loan and other income.

     Accounting outlook. Various generally accepted accounting principles specify the conditions that the Corporation observes in not consolidating special purpose entities and qualifying entities. Accounting for special purpose entities is under review by the Financial Accounting Standards Board, and their non-consolidated status may change as a result of those reviews.

     Summary. The special purpose entities described above meet the Corporation's economic objectives for their use while complying with generally accepted accounting principles. In the event that accounting rules change in a way that adversely affects sponsored entities, alternative securitization techniques discussed on page 12 would likely serve as a substitute at insignificant incremental cost.

     Principal debt conditions that could automatically result in remedies, such as acceleration of the Corporation's debt, are described below.

     - If the short-term credit rating of GE Capital or certain special purpose entities previously discussed were to fall below A-1+/P-1, GE Capital would be required to provide substitute liquidity for those entities or to purchase the outstanding commercial paper. The maximum amount that GE Capital would be required to provide in the event of such a downgrade is $43.2 billion at December 31, 2001.

     - If the long-term credit rating of GE Capital or certain special purpose entities previously discussed were to fall below AA-/Aa3, GE Capital would be required to provide substitute credit support or liquidate the special purpose entities. The maximum amount that GE Capital would be required to substitute in the event of such a downgrade is $14.5 billion at December 31, 2001.

     - If the long-term credit rating of the Corporation under certain swap, forward and option contracts falls below A-/A3, certain remedies are required as discussed in note 20.

     - If GE Capital's ratio of earnings to fixed charges, which was 1.72 to 1 at the end of 2001 deteriorates to 1.10 to 1 or, upon redemption of certain preferred stock, its ratio of debt to equity, which was 7.31 to 1 at the end of 2001 exceeds 8 to 1, GE has committed to contribute capital to GE Capital. GE also has guaranteed subordinated debt of GECS with a face amount of $1.0 billion at December 31, 2001, and 2000.

     None of these conditions has been met in the Corporation's history, and management believes that under any reasonable future economic developments, the likelihood is remote that any such arrangements could have a significant effect on the Corporation's operations, cash flows or financial position.

     Timing of contractual commitments at the Corporation, related to leases and debt, follow.

(In billions)                      2002               2003               2004              2005                2006
                              ---------------     --------------    ---------------    --------------     ---------------
Commercial paper..........    $     117.5         $     --          $     --           $     --           $     --
Other.....................           44.4               26.4              15.2               10.5                6.9

Critical Accounting Policies

     High-quality financial statements require rigorous application of high-quality accounting policies. The policies discussed below are considered by management to be critical to an understanding of the Corporation's financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

     Losses on financing receivables are recognized when they are incurred. Measurement of such losses requires consideration of historical loss experience, including the need to adjust for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral value, and the present and expected levels of interest rates. The Corporation's exposure to losses on financing receivables at year-end 2001 was approximately $193 billion, including credit support for special purpose entities, against which an allowance for losses of approximately $5.5 billion was provided. An analysis of changes in the allowance for losses is provided on page 7 which discusses financing receivable portfolio quality. While losses depend to a large degree on future economic conditions, management does not forecast significant adverse credit development in 2002. Further information is provided in notes 1, 3 and 4.

     Impairment of investment securities results in a charge to operations when a market decline below cost is other than temporary. Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds market value, the duration of that market decline and the financial health of and specific prospects for the issuer. The Corporation's investment securities amounted to approximately $100 billion at year-end 2001. Gross unrealized gains and losses included in that carrying amount related to debt securities were $1.9 billion and $2.3 billion, respectively. Gross unrealized gains and losses on equity securities were $0.2 billion and $0.4 billion, respectively. Of those securities whose carrying amount exceeds fair value at year-end 2001, and based on application of the Corporation's accounting policy for impairment, approximately $600 million of portfolio value is at risk of being charged to earnings in 2002. The Corporation actively performs comprehensive market research, monitors market conditions and segments its investments by credit risk in order to minimize impairment risks. Further information is provided in notes 1 and 2 and on page 8, which discusses the investment securities portfolio.

     Insurance liabilities and reserves differ for short and long-duration insurance contracts. Short-duration contracts such as property and casualty policies are accounted for based on actuarial estimates of the amount of loss inherent in that period's claims, including losses for which claims have not yet been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events. Measurement of long-duration insurance liabilities (such as term and whole life insurance policies) also is based on approved actuarial techniques, but necessarily includes assumptions about mortality, lapse rates and future yield on related investments. The Corporation's insurance liabilities, reserves and annuity benefits totaled $114.2 billion at year-end 2001. Of that total, approximately $27.2 billion related to unpaid claims and claims adjustment expenses for short-duration insurance coverage. As discussed on page 5, there has been a recent shift in the source of adverse loss development away from property to liability coverage. Management continually evaluates the potential for changes in loss estimates, both positive and negative, and uses the results of these evaluations both to adjust recorded provisions and to adjust underwriting criteria and product offerings. The potential for further adverse loss development in these areas is highly uncertain. Further information about insurance liabilities is provided in note 11.

     Other loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.

     Other significant accounting policies, not involving the same level of measurement uncertainties as those discussed above, are nevertheless important to an understanding of the financial statements. Policies related to financial instruments and consolidation policy require difficult judgments on complex matters that are often subject to multiple sources of authoritative guidance. Certain of these matters are among topics currently under reexamination by accounting standards setters and regulators. Although no specific conclusions reached by these standard setters appear likely to cause a material change in the Corporation's accounting policies, outcomes cannot be predicted with confidence. Also see note 1, Summary of Significant Accounting Policies, which discusses accounting policies that must be selected by management when there are acceptable alternatives.

New Accounting Standards

     Major provisions of new accounting standards that may be significant to the Corporation's financial statements in the future are described in the following paragraphs.

     SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets, modify the accounting for business combinations, goodwill and identifiable intangible assets. As of January 1, 2002, all goodwill and indefinite-lived intangible assets must be tested for impairment and a transition adjustment will be recognized. Management has not yet determined the exact amount of goodwill impairment under these new standards, but believes the non-cash transition charge to earnings will be approximately $1.0 billion and recognized in the first quarter of 2002. Amortization of goodwill will cease as of January 1, 2002, and, thereafter, all goodwill and any indefinite-lived intangible assets must be tested at least annually for impairment. The effect of the non-amortization provisions on 2002 operations will be affected by 2002 acquisitions and cannot be forecast, but if these rules had applied to goodwill in 2001, management believes that full-year 2001 net earnings would have increased by approximately $600 million.

     SFAS 143, Accounting for Asset Retirement Obligations, requires recognition of the fair value of obligations associated with the retirement of long-lived assets when there is a legal obligation to incur such costs. This amount is accounted for like an additional element of the corresponding asset's cost, and is depreciated over that asset's useful life. SFAS 143 will be effective for the Corporation on January 1, 2003. Management has not yet determined the effect of adopting this standard on the Corporation's financial position and results of operations.

Item 7A.   Quantitative and Qualitative Disclosures About Market Risk.

     Information about potential effects of changes in interest rates and currency exchange on the Corporation is discussed in the Interest Rate and Currency Risk Management section of Item 7.

Item 8.   Financial Statements and Supplementary Data.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
General Electric Capital Services, Inc.:

     We have audited the consolidated financial statements of General Electric Capital Services, Inc. and consolidated affiliates as listed in Item 14. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedules as listed in Item 14. These consolidated financial statements and financial statement schedules are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of General Electric Capital Services, Inc. and consolidated affiliates at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

     As discussed in note 1 to the consolidated financial statements, the Corporation in 2001 changed its method of accounting for derivative instruments and hedging activities and impairment of certain beneficial interests in securitized assets.



/s/ KPMG LLP



Stamford, Connecticut

February 8, 2002, except for Notes 3 and 16 for which the date is September 17, 2002.

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                              Statement of Earnings


 For the years ended December 31 (In millions)                             2001             2000             1999
                                                                       --------------   --------------   --------------
 REVENUES
 Time sales, loan and other income .................................   $     22,150      $    22,326      $    18,209
 Operating lease rentals ...........................................          6,088            6,183            6,022
 Financing leases ..................................................          4,261            3,688            3,587
 Investment income .................................................          6,593            8,479            6,243
 Premium and commission income of insurance affiliates (note 11)....         15,634           16,093           12,948
 Sales of goods ....................................................          3,627            9,408            8,740
                                                                       --------------   --------------   --------------
    Total revenues .................................................         58,353           66,177           55,749
                                                                       --------------   --------------   --------------
 EXPENSES
 Interest ..........................................................         10,598           11,111            9,359
 Operating and administrative (note 14) ............................         16,366           19,453           16,260
 Insurance losses and policyholder and annuity benefits  ...........         15,062           14,399           11,028
 Cost of goods sold ................................................          3,266            8,537            7,976
 Provision for losses on financing receivables (note 4) ............          2,481            2,045            1,671
 Depreciation and amortization of buildings and equipment and
   equipment on operating leases (notes 6 & 7) .....................          3,451            3,314            3,173
 Minority interest in net earnings of consolidated affiliates ......            163              214              186
                                                                       --------------   --------------   --------------
     Total expenses ................................................         51,387           59,073           49,653
                                                                       --------------   --------------   --------------
Earnings before income taxes and accounting changes.................          6,966            7,104            6,096
 Provision for income taxes (note 15) ..............................         (1,380)          (1,912)          (1,653)
                                                                       --------------   --------------   --------------
Earnings before accounting changes..................................          5,586            5,192            4,443
 Cumulative effect of accounting changes (note 1)...................           (169)               -                -
                                                                       --------------   --------------   --------------
 NET EARNINGS ......................................................    $     5,417     $      5,192      $     4,443
                                                                       ==============   ==============   ==============


                  Statement of Changes in Share Owners' Equity

  (In millions)                                                            2001             2000             1999
                                                                       --------------   --------------   --------------
 CHANGES IN SHARE OWNERS' EQUITY
 Balance at January 1 ..............................................    $    23,022     $     20,321      $    19,727
                                                                       --------------   --------------   --------------
 Transactions with share owners (note 13) ..........................          1,276           (1,752)          (1,474)
                                                                       --------------   --------------   --------------
 Changes other than transactions with share owners:
   Increases attributable to net earnings ..........................          5,417            5,192            4,443
   Investment securities - net (note 13)............................           (352)            (166)          (2,206)
   Currency translation adjustments (note 13) ......................            117             (573)            (169)
   Derivatives qualifying as hedges (note 13).......................           (890)               -                -
                                                                       --------------   --------------   --------------
    Total changes other than transactions with share owners ........          4,292            4,453            2,068
                                                                       --------------   --------------   --------------
 Balance at December 31 ............................................   $     28,590     $     23,022      $    20,321
                                                                       ==============   ==============   ==============


See notes to Consolidated Financial Statements.

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                         Statement of Financial Position

 At December 31 (In millions)                                                              2001             2000
                                                                                       --------------   --------------
 ASSETS
 Cash and equivalents .............................................................    $      7,314     $      6,052
 Investment securities (note 2) ...................................................         100,138           90,330
 Financing receivables (note 3):
   Time sales and loans, net of deferred income ...................................         122,686           96,270
   Investment in financing leases, net of deferred income .........................          56,147           51,063
                                                                                       --------------   --------------

                                                                                            178,833          147,333
   Allowance for losses on financing receivables (note 4) .........................          (4,801)          (4,034)
                                                                                       --------------   --------------

      Financing receivables - net .................................................         174,032          143,299
 Insurance receivables (note 5)....................................................          27,317           23,802
 Other receivables ................................................................          13,267           13,288
 Inventories ......................................................................             270              666
 Equipment on operating leases (at cost), less accumulated amortization of $9,135
   and $7,901 (note 6) ............................................................          27,320           24,147
 Buildings and equipment (at cost), less accumulated depreciation of $1,579 and
   $2,084 (note 7) ................................................................           2,021            3,669
 Intangible assets - net (note 8) .................................................          18,717           15,017
 Other assets (note 9) ............................................................          55,088           50,366
                                                                                       --------------   --------------
    Total assets ..................................................................    $    425,484     $    370,636
                                                                                       ==============   ==============

 LIABILITIES AND SHARE OWNERS' EQUITY
 Short-term borrowings (note 10) ..................................................    $    160,844        $ 123,992
 Long-term borrowings (note 10) ...................................................          79,091           81,379
                                                                                       --------------   --------------

    Total borrowings ..............................................................         239,935          205,371
 Accounts payable .................................................................          13,705           10,436
 Insurance liabilities, reserves and annuity benefits (note 11) ...................         114,223          106,150
 Other liabilities ................................................................          16,647           13,451
 Deferred income taxes (note 15) ..................................................           8,117            8,238
                                                                                       --------------   --------------
    Total liabilities .............................................................         392,627          343,646
                                                                                       --------------   --------------
 Minority interest in equity of consolidated affiliates (note 12) .................           4,267            3,968
                                                                                       --------------   --------------
 Cumulative preferred stock, $10,000 par value (80,000 shares authorized; 51,000 shares issued and held primarily by consolidated affiliates at December 31,
   2001 and 2000) .................................................................              10               10
 Common stock, $1,000 par value (1,260 shares authorized at December 31, 2001 and
   2000 and 1,012 shares outstanding at December 31, 2001 and 2000)................               1                1
 Additional paid-in capital .......................................................           5,979            2,742
 Retained earnings ................................................................          24,678           21,222
         Accumulated gains/(losses) - net:
             Investment securities (a) ............................................            (348)               4
             Currency translation adjustments (a) .................................            (840)            (957)
     Derivatives qualifying as hedges (a)..........................................            (890)               -
                                                                                       --------------   --------------
    Total share owners' equity (note 13) ..........................................          28,590           23,022
                                                                                       --------------   --------------
    Total liabilities and share owners' equity ....................................    $    425,484     $    370,636
                                                                                       ==============   ==============

     (a) The sum of accumulated gains/(losses) on investment securities, currency translation adjustments and derivatives qualifying as hedges constitutes "Accumulated nonowner changes other than earnings," as shown in note 13, and was ($2,078) million and ($953) million at year-end 2001 and 2000, respectively.

See notes to Consolidated Financial Statements.

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                             Statement of Cash Flows

 For the years ended December 31 (In millions)                            2001             2000             1999
                                                                      --------------   --------------   --------------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings ....................................................    $      5,417     $      5,192     $      4,443
 Adjustments to reconcile net earnings to cash provided from operating activities:
 Cumulative effect of accounting changes..........................             169                -                -
 Depreciation and amortization of buildings and equipment and
    equipment on operating leases.................................           3,451            3,314            3,173
 Provision for losses on financing receivables ...................           2,481            2,045            1,671
 Amortization of goodwill and other intangibles ..................           1,139            2,174            1,199
 Increase in deferred income taxes ...............................             862              683              847
 Decrease (increase) in inventories ..............................             396             (261)             327
 Increase in accounts payable ....................................           4,804            3,047              699
 Increase (decrease) in insurance liabilities and reserves .......           8,194           (1,009)           4,584
 All other operating activities ..................................          (9,314)          (5,901)          (2,124)
                                                                      --------------   --------------   --------------
 Cash from operating activities ..................................          17,599            9,284           14,819
                                                                      --------------   --------------   --------------
 CASH FLOWS USED FOR INVESTING ACTIVITIES
 Net increase in financing receivables (note 19) .................         (13,952)         (16,076)         (12,628)
 Buildings and equipment and equipment on operating leases
    - additions ..................................................         (12,644)         (11,431)         (13,466)
    - dispositions ...............................................           7,345            6,714            6,262
 Payments for principal businesses purchased, net of
   cash acquired..................................................         (10,993)          (1,176)         (10,060)
 All other investing activities (note 19) ........................          (7,557)         (12,173)          (8,283)
                                                                      --------------   --------------   --------------
 Cash used for investing activities ..............................         (37,801)         (34,142)         (38,175)
                                                                      --------------   --------------   --------------
 CASH FLOWS FROM FINANCING ACTIVITIES
 Net change in borrowings (maturities of 90 days or less) ........          23,634           (2,121)           7,308
 Newly issued debt (maturities longer than 90 days) (note 19) ....          30,752           46,887           47,605
 Repayments and other reductions (maturities longer than 90 days)
    (note 19) ....................................................         (36,051)         (31,907)         (26,924)
 Dividends paid ..................................................          (1,961)          (1,822)          (1,666)
 All other financing activities (note 19) ........................           5,090           12,942              622
                                                                      --------------   --------------   --------------

 Cash from financing activities ..................................          21,464           23,979           26,945
                                                                      --------------   --------------   --------------

 INCREASE (DECREASE) IN CASH AND EQUIVALENTS DURING THE YEAR .....
                                                                             1,262             (879)           3,589
 CASH AND EQUIVALENTS AT BEGINNING OF YEAR .......................           6,052            6,931            3,342
                                                                      --------------   --------------   --------------

 CASH AND EQUIVALENTS AT END OF YEAR .............................    $      7,314     $      6,052     $      6,931
                                                                      ==============   ==============   ==============



See notes to Consolidated Financial Statements.

       GENERAL ELECTRIC CAPITAL SERVICES, INC. AND CONSOLIDATED AFFILIATES

                   Notes to Consolidated Financial Statements

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation - General Electric Capital Services, Inc. ("the Parent") owns all of the common stock of General Electric Capital Corporation ("GE Capital") and GE Global Insurance Holding Corporation ("GE Global Insurance Holdings"). All outstanding common stock of the Parent is owned by General Electric Company ("GE Company" or "GE") and an affiliate of GE Company. The consolidated financial statements represent the adding together of the Parent and all of its majority-owned and controlled affiliates ("consolidated affiliates"), including GE Capital and GE Global Insurance Holdings (collectively called "the Corporation").

     All significant transactions among the Corporation and consolidated affiliates have been eliminated. Associated companies, generally companies that are 20% to 50% owned and over which the Corporation, directly or indirectly, has significant influence, are included in other assets and valued at the appropriate share of equity plus loans and advances. Certain prior-year amounts have been reclassified to conform to the current year presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

     Methods of Recording Revenues from Services (Earned Income) - Income on all loans is recognized on the interest method. Accrual of interest income is suspended at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days delinquent. Interest income on impaired loans is recognized either as cash is collected or on a cost recovery basis as conditions warrant.

     Financing lease income is recorded on the interest method so as to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values of leased assets are based primarily on periodic independent appraisals of the values of leased assets remaining at expiration of the lease terms.

     Operating lease income is recognized on a straight-line basis over the terms of the underlying leases.

     Origination, commitment and other nonrefundable fees related to fundings are deferred and recorded in earned income on the interest method. Commitment fees related to loans not expected to be funded and line-of-credit fees are deferred and recorded in earned income on a straight-line basis over the period to which the fees relate. Syndication fees are recorded in earned income at the time related services are performed unless significant contingencies exist.

     Income from investment and insurance activities is discussed on page 22.

     Sales of Goods - Sales of goods are recorded when a firm sales agreement is in place, delivery has occurred and collectibility of the fixed or determinable sales price is reasonably assured.

     Cash and Equivalents - Certificates and other time deposits are treated as cash equivalents.

     Recognition of Losses on Financing Receivables and Investments - The allowance for losses on small-balance receivables reflects management's best estimate of probable losses inherent in the portfolio determined principally on the basis of historical experience. For other receivables, principally the larger loans and leases, the allowance for losses is determined primarily on the basis of management's best estimate of probable losses, including specific allowances for known troubled accounts.

     All accounts or portions thereof deemed to be uncollectible or to require an excessive collection cost are written off to the allowance for losses. Small-balance accounts generally are written off when 6 to 12 months delinquent, although any such balance judged to be uncollectible, such as an account in bankruptcy, is written down immediately to estimated realizable value. Large-balance accounts are reviewed at least quarterly, and those accounts with amounts that are judged to be uncollectible are written down to estimated realizable value.

     When collateral is repossessed in satisfaction of a loan, the receivable is written down against the allowance for losses to estimated fair value of the asset less costs to sell, transferred to other assets and subsequently carried at the lower of cost or estimated fair value less costs to sell. This accounting method has been employed principally for specialized financing transactions.

     Investment Securities - Investments in debt and marketable equity securities are reported at fair value based primarily on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. Substantially all investment securities are designated as available for sale, with unrealized gains and losses included in share owners' equity, net of applicable taxes and other adjustments. Investment securities are regularly reviewed for impairment based on criteria that include the extent to which cost exceeds market value, the duration of the market decline, and the financial health of and specific prospects for the issuer. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

     Inventories - The Corporation's inventories consist primarily of finished products held for sale. All inventories are stated at the lower of cost or realizable values. Cost is primarily determined on a first-in, first-out basis.

     Equipment on Operating Leases - Equipment is amortized, principally on a straight-line basis, to estimated residual value over the lease term or over the estimated economic life of the equipment.

     Buildings   and   Equipment  -   Depreciation   is  recorded  on  either  a
sum-of-the-years digits formula or a straight-line basis over the lives of the assets.

     Intangible Assets - Goodwill is amortized over its estimated period of benefit on a straight-line basis; other intangible assets are amortized on appropriate bases over their estimated lives. No amortization period exceeds 40 years. When an intangible asset exceeds associated expected operating cash flows, it is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values.

     Insurance   Accounting   Policies  -  Accounting   policies  for  insurance
businesses are as follows.

     Premium income. Insurance premiums are reported as earned income as follows:

     - For short-duration insurance contracts (including property and casualty, accident and health, and financial guaranty insurance), premiums are reported as earned income, generally on a pro rata basis, over the terms of the related agreements. For retrospectively rated reinsurance contracts, premium adjustments are recorded based on estimated losses and loss expenses, taking into consideration both case and incurred-but-not-reported reserves.

     - For traditional long-duration insurance contracts (including term and whole life contracts and annuities payable for the life of the annuitant), premiums are reported as earned income when due.

     - For investment contracts and universal life contracts, premiums received are reported as liabilities, not as revenues. Universal life contracts are long-duration insurance contracts with terms that are not fixed and guaranteed; for these contracts, revenues are recognized for assessments against the policyholder's account, mostly for mortality, contract initiation, administration and surrender. Investment contracts are contracts that have neither significant mortality nor significant morbidity risk, including annuities payable for a determined period; for these contracts, revenues are recognized on the associated investments and amounts credited to policyholder accounts are charged to expense.

     Deferred policy acquisition costs. Costs that vary with and are primarily related to the acquisition of new and renewal insurance and investment contracts are deferred and amortized over the respective policy terms. For short-duration insurance contracts, acquisition costs consist primarily of commissions, brokerage expenses and premium taxes. For long-duration insurance contracts, these costs consist primarily of first-year commissions in excess of recurring renewal commissions, certain variable sales expenses and certain support costs such as underwriting and policy issue expenses.

     - For short-duration insurance contracts, these costs are amortized pro rata over the contract periods in which the related premiums are earned.

     - For traditional long-duration insurance contracts, these costs are amortized over the respective contract periods in proportion to either anticipated premium income or, in the case of limited-payment contracts, estimated benefit payments.

     - For investment contracts and universal life contracts, these costs are amortized on the basis of anticipated gross profits.

     Periodically,   deferred   policy   acquisition   costs  are  reviewed  for
recoverability; anticipated investment income is considered in recoverability evaluations.

     Present value of future profits. The actuarially determined present value of anticipated net cash flows to be realized from insurance, annuity and investment contracts in force at the date of acquisition of life insurance enterprises is recorded as the present value of future profits and is amortized over the respective policy terms in a manner similar to deferred policy acquisition costs. Unamortized balances are adjusted to reflect experience and impairment, if any.

Accounting Changes

     At January 1, 2001, GECS adopted Statement of Financial Accounting Standards (SFAS) 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Under SFAS 133, all derivative instruments (including certain derivative instruments embedded in other contracts) are recognized in the balance sheet at their fair values and changes in fair value are recognized immediately in earnings, unless the derivatives qualify as hedges of future cash flows. For derivatives qualifying as hedges of future cash flows, the effective portion of changes in fair value is recorded temporarily in equity, then recognized in earnings along with the related effects of the hedged items. Any ineffective portion of hedges is reported in earnings as it occurs. Further information about derivatives and hedging is provided in note 20.

     The cumulative effect of adopting this accounting change at January 1, 2001, was as follows:

                                                                                                Share Owners'
           (In millions)                                                    Earnings                Equity
                                                                       -------------------     -----------------
           Adjustment to fair value of derivatives (a) .........       $         (77)          $      (1,374)
           Income tax effects...................................                  28                     525
                                                                       -------------------     -----------------
                Total...........................................       $         (49)          $        (849)
                                                                       ===================     =================

     (a) For earnings effect, amount shown is net of adjustment to hedged items.

     The cumulative effect on earnings comprised two significant elements. One element was associated with conversion option positions that were embedded in financing agreements, and the other was a portion of the effect of marking to market options and currency contracts used for hedging. The cumulative effect on share owners' equity was primarily attributable to marking to market forward and swap contracts used to hedge variable-rate borrowings. Decreases in the fair values of these instruments were attributable to declines in interest rates since inception of the hedging arrangements. As a matter of policy, the Corporation ensures that funding, including the effect of derivatives, of its lending and other financing asset positions are substantially matched in character (e.g., fixed vs. floating) and duration. As a result, declines in the fair values of these effective derivatives are offset by unrecognized gains on the related financing assets and hedged items, and future earnings will not be subject to volatility arising from interest rate changes.

     In November 2000, the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) reached a consensus on accounting for impairment of retained beneficial interests (EITF 99-20). Under this consensus, impairment of certain beneficial interests in securitized assets must be recognized when (1) the asset's fair value is below its carrying value, and (2) it is probable that there has been an adverse change in estimated cash flows. The cumulative effect of adopting EITF 99-20 at January 1, 2001, was a one-time reduction of net earnings of $120 million.

     These accounting changes did not involve cash, and management expects that they will have no more than a modest effect on future results.

NOTE 2.        INVESTMENT SECURITIES

A summary of investment securities follows:


                                                                        Gross           Gross
                                                     Amortized       unrealized      unrealized        Estimated
 (In millions)                                          cost            gains          losses         fair value
                                                   --------------   --------------  --------------   --------------
 December 31, 2001 Debt securities:
  U.S. corporate ...............................    $    47,391      $       880    $     (1,626)    $     46,645
  State and municipal ..........................         12,518              180            (136)          12,562
  Mortgage-backed ..............................         16,442              424             (90)          16,776
  Corporate - non-U.S. .........................         13,088              232            (277)          13,043
  Government - non-U.S. ........................          6,104              183            (124)           6,163
  U.S. government and federal agency ...........          1,233               25             (32)           1,226
 Equity securities .............................          3,926              178            (381)           3,723
                                                   --------------   --------------  --------------   --------------
                                                    $   100,702      $     2,102    $     (2,666)    $    100,138
                                                   ==============   ==============  ==============   ==============
 December 31, 2000 Debt securities:
  U.S. corporate ...............................    $    39,078     $        459    $     (1,282)    $     38,255
  State and municipal ..........................         13,272              499            (139)          13,632
  Mortgage-backed ..............................         13,683              323            (160)          13,846
  Corporate - non-U.S. .........................         12,640              374            (168)          12,846
  Government - non-U.S. ........................          5,059              104            (108)           5,055
  U.S. government and federal agency ...........          2,106               15             (42)           2,079
 Equity securities .............................          4,392              703            (478)           4,617
                                                   --------------   --------------  --------------   --------------
                                                    $    90,230     $      2,477    $     (2,377)    $     90,330
                                                   ==============   ==============  ==============   ==============

     A substantial portion of mortgage-backed securities shown in the table above are collateralized by U.S. residential mortgages.

     At December 31, 2001, contractual maturities of debt securities, excluding mortgage-backed securities, were as follows:

                                                                                     Amortized          Estimated
 (In millions)                                                                         cost            fair value
                                                                                  ----------------   ----------------
 Due in:
 2002 .........................................................................   $      5,184        $     5,244
 2003-2006 ....................................................................         17,382             17,293
 2007-2011 ....................................................................         20,858             20,600
 2012 and later ...............................................................         36,910             36,502

     It  is  expected  that  actual  maturities  will  differ  from  contractual
maturities   because  borrowers  have  the  right  to  call  or  prepay  certain obligations.

     Supplemental   information   about  gross  realized  gains  and  losses  on
investment securities follows.

     (In millions)                                    2001                   2000                     1999
                                               -------------------     ------------------     ---------------------
     Gains (a)...............................  $       1,800           $       3,581          $       1,406
     Losses..................................           (838)                   (714)                  (484)
                                               -------------------     ------------------     ---------------------
            Net..............................  $         962           $       2,867          $         922
                                               ===================     ==================     =====================

     (a) Includes $1,366 million, in 2000, from the sale of GECS investment in common stock of Paine Webber Group, Inc.

     Proceeds from sales of investment securities in 2001 were $39,512 million ($24,711 million in 2000 and $18,500 million in 1999).

NOTE 3.        FINANCING RECEIVABLES

Financing receivables at December 31, 2001 and 2000, are shown below.

 (In millions)                                                                         2001             2000
                                                                                  --------------   --------------
 Time sales and loans:
  GE Commercial Finance .......................................................   $   76,515       $   51,447
  GE Consumer Finance .........................................................       45,136           41,918
  GE Equipment Management .....................................................          293              149
  GE Insurance ................................................................            -               90
  Other........................................................................          742            2,666
                                                                                  --------------   --------------
    Time sales and loans - net of deferred income .............................      122,686           96,270
                                                                                  --------------   --------------

 Investment in financing leases:
  Direct financing leases .....................................................       49,412           46,186
  Leveraged leases ............................................................        6,735            4,877
                                                                                  --------------   --------------
    Investment in financing leases - net of deferred income....................       56,147           51,063
                                                                                  --------------   --------------
                                                                                     178,833          147,333
 Less allowance for losses (note 4) ...........................................       (4,801)          (4,034)
                                                                                  --------------   --------------
    Net investment.............................................................   $  174,032       $  143,299
                                                                                  ==============   ==============

     Time sales and loans represents transactions in a variety of forms, including time sales, revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes time sales and loans carried at the principal amount on which finance charges are billed periodically, and time sales and loans carried at gross book value, which includes finance charges. At year-end 2001 and 2000, commercial real estate loans and leases of $25,466 million and $21,329 million, respectively, were included in either financing receivables or insurance receivables. Note 6 contains information on commercial airline loans and leases.

     Investment in financing leases consists of direct financing and leveraged leases of aircraft, railroad rolling stock, autos, other transportation equipment, data processing equipment and medical equipment, as well as other manufacturing, power generation, commercial real estate, and commercial equipment and facilities.

     As the sole owner of assets under direct financing leases and as the equity participant in leveraged leases, the Corporation is taxed on total lease payments received and is entitled to tax deductions based on the cost of leased assets and tax deductions for interest paid to third-party participants. The Corporation is generally entitled to any residual value of leased assets.

     Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. The Corporation has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The Corporation's share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment.

     The Corporation's net investment in financing leases at December 31, 2001 and 2000, is shown below.

                                         Total financing leases    Direct financing leases      Leveraged leases
                                        ------------------------- -------------------------  ------------------------
  (In millions)                            2001         2000         2001         2000         2001         2000
                                        ------------ ------------ ------------  -----------  -----------  -----------
 Total minimum lease payments
   receivable ........................  $   83,316   $   74,960   $   53,870    $   50,556   $   29,446   $   24,404
 Less principal and interest on
   third-party nonrecourse debt ......     (22,588)     (19,773)           -             -      (22,588)     (19,773)
                                        ------------ ------------ ------------  -----------  -----------  -----------

   Net rentals receivable ............      60,728       55,187       53,870        50,556        6,858        4,631
 Estimated unguaranteed residual value
   of leased assets ..................       8,996        7,314        5,544         4,602        3,452        2,712
 Less deferred income ................     (13,577)     (11,438)     (10,002)       (8,972)      (3,575)      (2,466)
                                        ------------ ------------ ------------  -----------  -----------  -----------

   Investment in financing leases ....      56,147       51,063       49,412        46,186        6,735        4,877
 Less: Allowance for losses ..........        (679)        (646)        (606)         (558)         (73)         (88)
       Deferred taxes arising from
         financing leases ............      (9,168)      (8,408)      (4,643)       (4,496)      (4,525)      (3,912)
                                        ------------ ------------ ------------  -----------  -----------  -----------

 Net investment in financing leases ..  $   46,300   $   42,009   $   44,163    $   41,132   $    2,137   $      877
                                        ============ ============ ============  ===========  ===========  ===========

Contractual Maturities

     At December 31, 2001, the Corporation's contractual maturities for time sales and loans and net rentals receivable were:

                                                                               Total time
  (In millions)                                                                 sales and        Net rentals
                                                                                loans (a)       receivable (a)
                                                                             ----------------   ---------------
  Due in:
  2002 ..................................................................    $       39,162     $       15,303
  2003...................................................................            22,585             13,116
  2004 ..................................................................            19,723              9,057
  2005 ..................................................................            10,247              6,284
  2006 ..................................................................             7,729              3,520
  2007 and later ........................................................            23,240             13,448
                                                                             ----------------   ---------------
                                                                             $      122,686     $       60,728
                                                                             ================   ===============

     (a) Experience has shown that a substantial portion of receivables will be paid prior to contractual maturity, and these amounts should not be regarded as forecasts of future cash flows.

     Nonearning consumer receivables were $1,540 million and $1,139 million at December 31, 2001 and 2000, respectively, a substantial amount of which were private-label credit card loans. Nonearning and reduced-earning receivables other than consumer receivables were $1,734 million and $949 million at year-end 2001 and 2000, respectively.

     "Impaired" loans are defined by generally accepted accounting principles as large balance loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement.

     An analysis of impaired loans at December 31, 2001 and 2000, is shown below.

(In millions)                                                                           2001                2000
                                                                                  -----------------    ---------------
 Loans requiring allowance for losses .........................................   $      1,041         $      475
 Loans expected to be fully recoverable .......................................            574                384
                                                                                  -----------------    ---------------
                                                                                  $      1,615 (a)     $      859
                                                                                  =================    ===============
 Allowance for losses .........................................................   $        422         $      166
 Average investment during year ...............................................          1,121                801
 Interest income earned while impaired (b) ....................................             17                 20

     (a) Includes $408 million of loans classified as impaired by Heller Financial which was acquired in October, 2001.
     (b)  Recognized principally on cash basis.

NOTE 4.        ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

(In millions)                                                                 2001            2000             1999
                                                                          --------------  --------------   --------------
Balance at January 1 .................................................     $    4,034     $     3,708      $      3,223
Provisions charged to operations .....................................          2,481           2,045             1,671
Net transfers primarily related to acquisitions and sales ............            564              22               271
Amounts written off - net ............................................         (2,278)         (1,741)           (1,457)
                                                                          --------------  --------------   --------------
Balance at December 31 ...............................................     $    4,801     $     4,034      $     3,708
                                                                          ==============  ==============   ==============

NOTE 5.        INSURANCE RECEIVABLES

     At year-end 2001 and 2000, insurance receivables included reinsurance recoverables of $12,606 million and $8,240 million and receivables at insurance affiliates of $14,711 million and $15,562 million, respectively. Receivables at insurance affiliates include premium receivables, investments in whole real estate and other loans, policy loans and funds on deposit with reinsurers.

NOTE 6.        EQUIPMENT ON OPERATING LEASES

     Equipment on operating leases by type of equipment and accumulated amortization at December 31, 2001 and 2000, are shown below.

(In millions)                                                                          2001             2000
                                                                                   ---------------  ---------------
 Original cost
   Aircraft....................................................................... $     16,173     $     12,888
   Vehicles ......................................................................       10,779            9,872
   Railroad rolling stock ........................................................        3,439            3,459
   Marine shipping containers ....................................................        1,618            2,196
   Mobile and modular structures..................................................        1,325            1,288
   Information technology equipment...............................................        1,321            1,069
   Construction and manufacturing equipment.......................................          799              591
   Scientific, medical and other equipment .......................................        1,001              685
                                                                                   ---------------  ---------------
                                                                                         36,455           32,048
 Accumulated amortization ........................................................       (9,135)          (7,901)
                                                                                   ---------------  ---------------
                                                                                   $     27,320     $     24,147
                                                                                   ===============  ===============

     Amortization of equipment on operating leases was $2,958 million, $2,620 million and $2,673 million in 2001, 2000 and 1999, respectively. Noncancelable future rentals due from customers for equipment on operating leases at year-end 2001 totaled $16,072 million and are due as follows: $3,954 million in 2002; $3,183 million in 2003; $2,396 million in 2004; $1,749 million in 2005; $1,245 million in 2006 and $3,545 million thereafter.

     The Corporation acts as a lender and lessor to the commercial airline industry. At December 31, 2001 and 2000, the balance of such loans and leases was $21.5 billion and $15.3 billion, respectively. In addition, at December 31, 2001, the Corporation had issued financial guarantees and funding commitments of $0.9 billion ($0.6 billion at year-end 2000), credit and liquidity support agreements to special purpose entities sponsored by the Corporation of $0.9 billion ($0.6 billion at year-end 2000) and had placed multi-year orders for various Boeing, Airbus and other aircraft with list prices of approximately $19.9 billion ($22.9 billion at year-end 2000).

NOTE 7.        BUILDINGS AND EQUIPMENT

     Buildings and equipment include office buildings, satellite communications equipment, computer hardware, vehicles, furniture and office equipment. Depreciation expense was $493 million in 2001, $694 million in 2000 and $500 million in 1999.

NOTE 8.        INTANGIBLE ASSETS

Intangible assets at December 31, 2001 and 2000, are shown in the table below.

 (In millions)                                                                           2001             2000
                                                                                    --------------   --------------
 Goodwill .......................................................................   $    15,933      $    11,550
 Present value of future profits ("PVFP") .......................................         2,198            2,780
 Other intangibles ..............................................................           586              687
                                                                                    --------------   --------------
                                                                                    $    18,717      $    15,017
                                                                                    ==============   ==============

     The   Corporation's   intangible   assets  are  shown  net  of  accumulated
amortization of $6,954 million at December 31, 2001, and $5,815 million at December 31, 2000.

     The amount of goodwill amortization included in net earnings (net of income taxes) in 2001, 2000 and 1999, was $552 million, $620 million and $512 million, respectively.

     PVFP amortization, which is on an accelerated basis and net of interest, is projected to range from 13% to 6% of the year-end 2001 unamortized balance for each of the next five years.

NOTE 9.        OTHER ASSETS

Other assets at December 31, 2001 and 2000 are shown in the table below.

(In millions)                                                                            2001             2000
                                                                                    --------------   --------------
Investments:
 Associated companies (a) .......................................................   $     14,415     $     12,785
 Real estate.....................................................................          8,141            6,496
 Assets acquired for resale .....................................................          1,725            1,394
 Other ..........................................................................          5,222            5,207
                                                                                    --------------   --------------

                                                                                          29,503           25,882
 Separate accounts ..............................................................         10,403           11,705
 Deferred insurance acquisition costs ...........................................          6,768            5,815
 Derivative instruments (b)......................................................          2,066              314
 Servicing assets (c) ...........................................................          1,139            1,449
 Other ..........................................................................          5,209            5,201
                                                                                    --------------   --------------
                                                                                    $     55,088     $     50,366
                                                                                    ==============   ==============

     (a) Includes advances to associated companies which are non-controlled, non-consolidated equity investments.
     (b) Amounts at December 31, 2001, are stated at fair value in accordance with SFAS 133; corresponding amounts at December 31, 2000, are stated at amortized cost. See note 20 for a discussion of the types and uses of derivative instruments.
     (c) Associated primarily with serviced residential mortgage loans amounting to $59 billion and $81 billion at December 31, 2001 and 2000, respectively.

     Separate accounts represent investments controlled by policyholders and are associated with identical amounts reported as insurance liabilities in note 11.

NOTE 10.       BORROWINGS

Total short-term borrowings at December 31, 2001 and 2000, consisted of the following:

                                                               2001                             2000
                                                  -------------------------------- --------------------------------
                                                                      Average                          Average
 (In millions)                                        Amount          rate (a)         Amount          rate (a)
                                                  ---------------  --------------- ---------------  ---------------
 Commercial paper - U.S. ........................ $     100,170         2.21%      $      77,525         6.67%
 Commercial paper - non-U.S. ....................        17,289         3.36              16,965         5.46
 Current portion of long-term debt ..............        30,952         5.08              19,283         5.95
 Other ..........................................        12,590                           10,219
                                                  ---------------                  ---------------
                                                  $     161,001                    $     123,992

 Foreign currency loss (b).......................          (157)                               -
                                                  ---------------                  ---------------
                                                  $     160,844                    $     123,992
                                                  ===============                  ===============

Total long-term borrowings at December 31, 2001 and 2000, were as follows:

                                                                             2001                        2000
                                                            -------------------------------------------------------
  (In millions)                                Maturities        Amount          Average rate (a)       Amount
                                             ---------------------------------  -----------------------------------
  Senior notes ................................2003-2055    $       78,347           4.89%         $      80,383
  Subordinated notes (c) ......................2006-2035             1,171           7.74                    996
                                                            ------------------                     ----------------
                                                            $       79,518                         $      81,379
  Foreign currency loss (b)......................                     (427)                                    -
                                                            ------------------                     ----------------
                                                            $       79,091                         $      81,379
                                                            ==================                     ================

     (a) Based on year-end balances and year-end local currency interest rates, including the effects of related interest rate and currency swaps, if any, directly associated with the original debt issuance.
     (b) Borrowings in 2001 exclude the foreign exchange effects of related currency swaps in accordance with the provisions of SFAS 133.
     (c) At year-end 2001 and 2000, $996 million of subordinated notes were guaranteed by GE.

     Borrowings   of  the   Corporation   are  addressed  as  follows  from  two
perspectives  -  liquidity  and  interest  rate  risk   management.   Additional
information about borrowings and associated swaps can be found in note 20.

     Liquidity requirements of the Corporation are principally met through the credit markets. Maturities of long-term borrowings during the next five years, including the current portion of long-term debt, at December 31, 2001, were $30,795 million in 2002; $25,713 million in 2003; $14,630 million in 2004;
$9,907 million in 2005 and $6,469 million in 2006.

     Committed credit lines of $4.7 billion had been extended to GE by 22 banks at year-end 2001. All of GE's credit lines are available to the Corporation and its affiliates in addition to their own credit lines.

     At  year-end  2001,  the   Corporation   held  committed  lines  of  credit
aggregating $28.6 billion, including $12.2 billion of revolving credit agreements pursuant to which it has the right to borrow funds for periods exceeding one year. The Corporation compensates banks for credit facilities in the form of fees, which were insignificant in each of the past three years.

     Interest rate risk is managed by the Corporation in light of the anticipated behavior, including prepayment behavior, of assets in which debt proceeds are invested. A variety of instruments, including interest rate and currency swaps and currency forwards, are employed to achieve management's interest rate objectives. Effective interest rates are lower under these "synthetic" positions than could have been achieved by issuing debt directly.

     The following table shows the Corporation's borrowing positions at December 31, 2001 and 2000, considering the effects of currency and interest rate swaps.

                                                                               2001                           2000
                                                               --------------------------------------  -------------------
(In millions)                                                        Amount           Average Rate           Amount
                                                               ------------------   -----------------  -------------------
Effective borrowings (including swaps)
Short-term  (a)................................................$      101,101             2.56%        $       80,162
                                                               ==================                      ===================
Long-term (including current portion)
  Fixed rate (b) ..............................................$      105,387             5.59         $       98,905
  Floating rate ...............................................        34,031             3.23                 26,304
                                                               ------------------                      -------------------
Total long-term ...............................................$      139,418                          $      125,209
                                                               ==================                      ===================

     (a)  Includes commercial paper and other short-term debt.

     (b) Includes fixed rate borrowings and $28.9 billion ($24.5 billion in 2000) notional long-term interest rate swaps that effectively convert the floating-rate nature of short-term borrowings to fixed rates of interest.

 At December 31, 2001, swap maturities ranged from 2002 to 2048.

NOTE 11.       INSURANCE LIABILITIES, RESERVES AND ANNUITY BENEFITS

Insurance liabilities, reserves and annuity benefits at December 31, 2001 and 2000, are shown below.

  (In millions)                                                                          2001             2000
                                                                                    --------------   --------------
  Investment contracts and universal life benefits ..............................   $      39,052    $      33,232
  Life insurance benefits (a) ...................................................          31,198           32,288
  Unpaid claims and claims adjustment expenses (b)...............................          27,233           22,886
  Unearned premiums .............................................................           6,337            6,039
  Separate accounts (see note 9) ................................................          10,403           11,705
                                                                                    --------------   --------------
                                                                                    $     114,223    $     106,150
                                                                                    ==============   ==============

     (a) Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 2% to 9% in both 2001 and 2000.
     (b) Principally property and casualty reserves; includes amounts for both reported and incurred-but-not-reported claims, reduced by anticipated salvage and subrogation recoveries. Estimates of liabilities are reviewed and updated continually, with changes in estimated losses reflected in operations.

     When the Corporation cedes insurance to third parties, it is not relieved of its primary obligation to policyholders. Losses on ceded risks give rise to claims for recovery; allowances for probable losses are established on such receivables from reinsurers as required.

     The insurance liability for unpaid claims and claims adjustment expenses related to policies that may cover environmental and asbestos exposures is based on known facts and an assessment of applicable law and coverage litigation. Liabilities are recognized for both known and unasserted claims (including the cost of related litigation) when sufficient information has been developed to indicate that a claim has been incurred and a range of potential losses can be reasonably estimated. Developed case law and adequate claim history do not exist for certain claims principally due to significant uncertainties as to both the level of ultimate losses that will occur and what portion, if any, will be deemed to be insured amounts.

     A summary of activity affecting unpaid claims and claims adjustment expenses, principally in property and casualty lines follows.

(In millions)                                                         2001             2000             1999
                                                                  ---------------  --------------   --------------
Balance at January 1 - gross ...................................  $     22,886     $      21,473    $      19,611
Less reinsurance recoverables ..................................        (5,477)           (4,832)          (3,483)
                                                                  ---------------  --------------   --------------
Balance at January 1 - net .....................................        17,409            16,641           16,128
Claims and expenses incurred:
   Current year ................................................         9,199             9,718            6,917
   Prior years .................................................           682               607              248
Claims and expenses paid:
   Current year ................................................        (3,021)           (3,704)          (2,508)
   Prior years .................................................        (6,694)           (6,572)          (5,162)
Claim reserves related to acquired companies ...................             -               488              929
Other ..........................................................           258               231               89
                                                                  ---------------  --------------   --------------
Balance at December 31 - net ...................................        17,833            17,409           16,641
Add reinsurance recoverables ...................................         9,400             5,477            4,832
                                                                  ---------------  --------------   --------------
Balance at December 31 - gross .................................  $     27,233     $      22,886    $      21,473
                                                                  ===============  ==============   ==============

     Prior-year claims and expenses incurred in the preceding table resulted principally from settling claims established in earlier accident years for amounts that differed from expectations.

     The majority of the adverse development in 2001, and to a lesser extent in 2000, related to higher projected ultimate losses for liability coverages, especially in the hospital liability, nonstandard automobile (automobile insurance extended to higher risk drivers) and public entity lines of business. The increase in 2000 also reflected an increase in industry-wide loss estimates related to certain large property loss events, with the largest impact resulting from the European windstorms occurring in late 1999. In 1999, the unfavorable development was primarily the result of large loss events, including the significant impact of Hurricane George, which occurred in 1998. The adverse development of GE Global Insurance Holdings for all years was partially
mitigated  by  favorable   experience  in  the  Mortgage   Insurance   business,
particularly in 1999, which resulted from favorable economic conditions, improvement in certain real estate markets and loss mitigation efforts.

     Financial guarantees and credit life risk of insurance affiliates at December 31, 2001 and 2000, are summarized below.

(In millions)                                                                            2001             2000
                                                                                    --------------   --------------
Guarantees, principally on municipal bonds and asset-backed securities ..........   $     215,874    $     194,061
Mortgage insurance risk in force ................................................          79,892           68,112
Credit life insurance risk in force .............................................          16,590           19,910
Less reinsurance ................................................................         (41,148)         (42,143)
                                                                                    --------------   --------------
                                                                                    $     271,208    $     239,940
                                                                                    ==============   ==============

     Certain GECS insurance affiliates offer insurance guaranteeing the timely payment of scheduled principal and interest on municipal bonds and certain asset-backed securities. These insurance affiliates also provide insurance to protect residential mortgage lenders from severe financial loss caused by the non-payment of loans and issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid. As part of their overall risk management process, GECS insurance affiliates cede to third parties a portion of their risk associated with these guarantees. In doing so, they are not relieved of their primary obligation to policyholders.

     The effects of reinsurance on premiums written and premium and commission income were as follows:

                                Premiums written                           Premium and commission income
                   ----------------------------------------------   ----------------------------------------------
(In millions)          2001            2000            1999             2001            2000            1999
                   --------------  --------------  --------------   --------------  --------------  --------------
Direct .........   $      9,958    $      9,390    $      7,382     $      9,912    $      9,026    $      7,002
Assumed ........          9,603           9,552           8,520            9,471           9,643           8,460
Ceded ..........         (3,718)         (2,481)         (2,278)          (3,749)         (2,576)         (2,514)
                   --------------  --------------  --------------   --------------  --------------  --------------
Net ............   $     15,843    $     16,461    $     13,624     $     15,634    $     16,093    $     12,948
                   ==============  ==============  ==============   ==============  ==============  ==============

     Reinsurance recoveries recognized as a reduction of insurance losses and policyholder and annuity benefits amounted to $5,863 million, $3,232 million and $2,648 million for the years ended December 31, 2001, 2000 and 1999, respectively.


NOTE 12.        MINORITY INTEREST

Minority interest in equity of consolidated affiliates includes preferred stock issued by GE Capital and by affiliates of GE Capital. The preferred stock primarily pays cumulative dividends at variable rates. Value of the preferred shares is summarized below.

(In millions)                                   2001             2000
                                           --------------   --------------
GE Capital ............................... $       2,600    $       2,600
GE Capital affiliates.....................         1,446            1,066

Dividend rates in local currency on the preferred stock ranged from 1.62% to 6.40% during 2001 and from 4.15% to 6.82% during 2000.

NOTE 13.       SHARE OWNERS' EQUITY

Changes in share owners' equity for each of the last three years were as follows:

(In millions)                                                      2001            2000            1999
                                                               --------------  --------------  --------------
Cumulative Preferred Stock Issued ..........................   $          10   $        10     $        10
                                                               --------------  --------------  --------------

Common Stock Issued ........................................               1             1               1
                                                               --------------  --------------  --------------

Accumulated nonowner changes other than earnings
Balance at January 1 .......................................            (953)         (214)          2,161
Cumulative effect of adopting SFAS 133 - net of deferred
   taxes of ($525)..........................................            (849)            -               -
Investment securities - net of deferred taxes of $147, $865
   and ($868) ..............................................             273         1,698          (1,578)
Currency translation adjustments - net of deferred taxes of
   $63, ($309) and ($91)....................................             117          (573)           (169)
Derivatives qualifying as hedges - net of deferred taxes of
   ($448)...................................................            (577)            -               -
Reclassification adjustments -
   Investment securities - net of deferred taxes of ($337),
      ($1,003) and ($341) ..................................            (625)       (1,864)           (628)
   Derivatives qualifying as hedges - net of deferred taxes
      of $386...............................................             536             -               -
                                                               --------------  --------------  --------------
Balance at December 31 .....................................          (2,078)         (953)           (214)
                                                               --------------  --------------  --------------
Other Capital
Balance at January 1 .......................................           2,742         2,672           2,480
Contributions ..............................................           3,237            70             192
                                                               --------------  --------------  --------------
Balance at December 31 .....................................           5,979         2,742           2,672
                                                               --------------  --------------  --------------
Retained Earnings
Balance at January 1 .......................................          21,222        17,852          15,075
Net earnings ...............................................           5,417         5,192           4,443
Dividends ..................................................          (1,961)       (1,822)         (1,666)
                                                               --------------  --------------  --------------
Balance at December 31 .....................................          24,678        21,222          17,852
                                                               --------------  --------------  --------------
Total Share Owners' Equity .................................   $      28,590   $    23,022     $    20,321
                                                               ==============  ==============  ==============

     The Corporation's outstanding preferred stock amounted to $510 million at December 31, 2001, all of which was held by consolidated affiliates with the exception of $10 million of such shares, which were dividended to GE Company in 1994. All other equity is owned entirely by GE Company and an affiliate.

     The Corporation's common stock was split on a ten for one basis ($1,000 par value) on July 22, 1999 and the Corporation also authorized additional common stock, accomplished through an amendment to its Certificate of Incorporation. As a result of the common stock split, GE Company owns 1,010 shares of the Corporation's common stock. On July 26, 1999, the Corporation issued 2 shares of its common stock to MRA Systems, Inc. (a GE Company affiliate) in a private placement, pursuant to a Share Exchange Agreement, dated as of July 22, 1999, between the Corporation and MRA Systems, Inc., a Delaware corporation.

     Changes in fair value of available-for-sale investment securities are reflected, net of applicable taxes and other adjustments, in equity. The changes from year to year were primarily attributable to the effects of changes in year-end market interest rates on the fair value of the securities.

NOTE 14.       OPERATING AND ADMINISTRATIVE EXPENSES

     Employees and retirees of the Corporation are covered under a number of pension, health and life insurance plans. The principal pension plan is the GE Company Pension Plan, a defined benefit plan, while employees of certain affiliates are covered under separate plans. The Corporation provides health and life insurance benefits to certain of its retired employees, principally through GE Company's benefit program, as well as through plans sponsored by other affiliates. The annual cost to the Corporation of providing these benefits is not material.

     Rental expense relating to equipment the Corporation leases from others for the purpose of subleasing was $400 million in 2001, $496 million in 2000 and $484 million in 1999. Other rental expense was $606 million in 2001, $680 million in 2000 and $583 million in 1999, principally for the rental of office space and data processing equipment. Minimum future rental commitments under noncancelable leases at December 31, 2001 are $5,179 million; $997 million in 2002; $680 million in 2003; $601 million in 2004; $636 million in 2005; $407 million in 2006 and $1,858 million thereafter. The Corporation, as a lessee, has no material lease agreements classified as capital leases.

     Amortization of deferred insurance acquisition costs charged to operations in 2001, 2000 and 1999 was $2,490 million, $2,787 million and $2,545 million, respectively.

NOTE 15.       INCOME TAXES

The provision for income taxes is summarized in the following table.

  (In millions)                                                       2001            2000             1999
                                                                 ---------------- ---------------  ---------------
  Current tax expense ...........................................$         517     $       1,229   $         806
  Deferred tax expense from temporary differences ...............          863               683             847
                                                                 ----------------  --------------  ---------------
                                                                 $       1,380     $       1,912   $       1,653
                                                                 ================  ==============  ===============

     GE Company files a consolidated U.S. federal income tax return which includes the Corporation. The provision for current tax expense includes the effect of the Corporation on the consolidated return.

     Current tax expense (benefit) includes amounts applicable to U.S. federal income taxes of ($125) million, $443 million and ($126) million in 2001, 2000 and 1999, respectively, and amounts applicable to non-U.S. jurisdictions of $606 million, $707 million and $844 million in 2001, 2000 and 1999, respectively. Deferred tax expense related to U.S. federal income taxes was $803 million, $655 million and $810 million in 2001, 2000 and 1999, respectively.

     Deferred income tax balances reflect the impact of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

     Except for certain earnings that the Corporation intends to reinvest indefinitely, provision has been made for the estimated U.S. federal income tax liabilities applicable to undistributed earnings of affiliates and associated companies. It is not practicable to determine the U.S. federal income tax liability, if any, that would be payable if such earnings were not reinvested indefinitely.

     U.S. income before taxes and cumulative effect of accounting changes was $3.1 billion in 2001, $3.8 billion in 2000 and $3.5 billion in 1999. The corresponding amounts for non-U.S. based operations were $3.9 billion in 2001, $3.3 billion in 2000 and $2.6 billion in 1999.

     A reconciliation of the U.S. federal statutory rate to the actual income tax rate follows.

                                                                       2001            2000             1999
                                                                 ---------------- ---------------  ---------------
  Statutory U.S. federal income tax rate ........................      35.0%            35.0%            35.0%
  Increase (reduction) in rate resulting from:
    Amortization of goodwill ....................................       0.9              1.1              1.0
    Tax-exempt income ...........................................      (3.8)            (4.0)            (4.4)
    Tax on international activities including exports............      (6.7)            (5.8)            (4.8)
    Americom / Rollins goodwill..................................      (3.2)               -               -
  Other - net ...................................................      (2.4)             0.6              0.3
                                                                 ---------------- ---------------  ---------------
  Actual income tax rate ........................................      19.8%            26.9%            27.1%
                                                                 ================ ===============  ===============


Principal components of the net deferred tax liability balances at December 31, 2001 and 2000, were as follows:

(In millions)                                                                   2001                  2000
                                                                          ------------------    -----------------
Assets:
   Allowance for losses ..............................................    $        2,139        $       1,684
   Insurance reserves ................................................             1,397                1,270
   AMT credit carryforwards...........................................               695                  671
   Other .............................................................             4,354                3,684
                                                                          ------------------    -----------------
   Total deferred tax assets .........................................    $        8,585        $       7,309
                                                                          ------------------    -----------------
Liabilities:
   Financing leases ..................................................             9,168                8,408
   Operating leases ..................................................             3,399                3,301
   Deferred insurance acquisition costs...............................             1,360                  856
   Other .............................................................             2,775                2,982
                                                                          ------------------    -----------------
   Total deferred tax liabilities ....................................            16,702               15,547
                                                                          ------------------    -----------------
   Net deferred tax liability ........................................    $        8,117        $       8,238
                                                                          ==================    =================

NOTE 16. OPERATING SEGMENT DATA

     The Corporation's operating segments are based on the nature of products and services provided. A description of the operating segments can be found in
Item 1. Business under the heading Operating Segments. The accounting policies for these segments are the same as those described for the consolidated entity. The Corporation evaluates the performance of its operating segments primarily on the basis of earnings before accounting changes. Details of total revenues and earnings before accounting changes by operating segment for the consolidated operations of GECS are provided in Item 7. Management's Discussion and Analysis of Results of Operations in the tables appearing on page 2 of this report. Other specific information is provided as follows.

(In millions)                              Depreciation and amortization (a)          Provision for income taxes
                                         --------------------------------------  --------------------------------------
For the years ended December 31              2001         2000         1999         2001         2000          1999
                                         ------------ ------------  -----------  -----------  -----------  ------------
GE Commercial Finance ..............     $   1,430    $   1,160     $     986    $     757    $     656    $     521
GE Consumer Finance ................           163          289           250          525          477          224
GE Equipment Management ............         1,464        1,394         1,457         (136)         204          174
GE Insurance .......................           444        1,208           375          221          324          481
All other ..........................           382          579           590           13          251          253
                                         ------------ ------------  -----------  -----------  -----------  ------------
   Total ...........................     $   3,883    $   4,630     $   3,658    $   1,380    $   1,912    $   1,653
                                         ============ ============  ===========  ===========  ===========  ============

                                        Time sales, loan, investment and other
                                                      income (b)                             Interest expense
                                       -----------------------------------------   -------------------------------------
 For the years ended December 31           2001          2000           1999           2001         2000         1999
                                       ------------  -------------  ------------   ------------  -----------  -----------

 GE Commercial Finance .............   $     7,733   $   6,991      $   5,461      $   5,808     $   5,329    $   4,276
 GE Consumer Finance ...............         9,183       8,991          7,327          2,120         2,265        1,788
 GE Equipment Management ...........           613         722            564            978           952          818
 GE Insurance ......................         8,885       9,426          7,310          1,449         1,511        1,253
 All other .........................         2,329       4,675          3,790            243         1,054        1,224
                                       ------------  -------------  ------------   ------------  -----------  -----------
    Total ..........................   $    28,743   $  30,805      $  24,452      $  10,598     $  11,111    $   9,359
                                       ============  =============  ============   ============  ===========  ===========

                                                                                                 Property, plant and equipment
                                                                                                additions (including equipment
                                                                  Assets                             leased to others) (c)
                                                              At December 31                    For the years ended December 31
                                                 -----------------------------------------   --------------------------------------
                                                        2001          2000          1999            2001         2000         1999
                                                    ------------  ------------  -------------   ------------  ----------  ----------

            GE Commercial Finance (d)...........    $   171,255   $   123,662   $   106,867     $     8,829   $   5,720   $   7,070
            GE Consumer Finance (d).............         62,978        57,018        58,265             195         184         607
            GE Equipment Management (d).........         25,410        23,531        22,690           4,282       4,800       4,806
            GE Insurance .......................        155,500       144,716       118,832              37         103          69
            All other ..........................         10,341        21,709        38,364             401         627       2,880
                                                    ------------  ------------  -------------   ------------  ----------  ----------
               Total ..........................     $   425,484   $  370,636    $   345,018     $    13,744   $   11,434   $  15,432
                                                    ============  ============  =============   ============  ===========  =========

     (a)  Excludes amortization of goodwill.
     (b)  Principally interest income.
     (c) Additions to property, plant and equipment (including equipment leased to others) include amounts relating to principal businesses purchased.
     (d) Total assets of the GE Commercial Finance, GE Consumer Finance and GE Equipment Management segments at December 31, 2001 include investments in and advances to non-consolidated affiliates of $4,868 million, $4,300 million and $4,952 million, respectively, which contributed approximately $140 million, $247 million and $311 million, respectively, to segment pre-tax income for the year ended December 31, 2001.

NOTE 17. QUARTERLY FINANCIAL DATA (unaudited)

Summarized quarterly financial data were as follows:

                                First quarter           Second quarter            Third quarter           Fourth quarter
                               --------------------  --------------------   -----------------------   ------------------------
 (In millions)                    2001       2000       2001       2000        2001        2000          2001         2000
                               ---------  ---------  ---------  ---------   ---------   -----------   -----------  -----------
 Revenues .................... $ 14,723   $ 15,681   $ 14,399   $ 16,470    $ 13,298    $ 16,444 (b)  $ 15,933 (a) $ 17,582 (b)
                               ---------  ---------  ---------  ---------   ---------   -----------   -----------  -----------
 Expenses:
  Interest ...................    2,898      2,570      2,671      2,811       2,503       2,765         2,526        2,965
  Operating and
   administrative and cost of
   goods sold ................    5,130      6,922      4,826      6,964       4,147       6,617         5,529        7,487
  Insurance losses and
   policyholder and annuity
   benefits ..................    3,523      2,930      3,712      3,852       3,618       3,731         4,209        3,886
  Provision for losses on
   financing receivables .....      483        521        496        421         567         463           935          640
  Depreciation and
   amortization of buildings
   and equipment and
   equipment on operating
   leases ....................      793        942        797        672         924         792           937          908
  Minority interest in net
   earnings of consolidated
   affiliates ................       57         50         42         53          27          56            37           55
                               ---------  ---------  ---------  ---------   ---------   -----------   -----------  -----------
 Earnings before income taxes     1,839      1,746      1,855      1,697       1,512       2,020         1,760        1,641
 Provision for income taxes ..     (438)      (536)      (378)      (420)       (211)       (542)         (353)        (414)
                               ---------  ---------  ---------  ---------   ---------   -----------   -----------  -----------
 Earnings before accounting
   changes ................... $  1,401   $  1,210   $  1,477   $  1,277    $  1,301    $  1,478 (c)  $  1,407     $  1,227 (d)
                               =========  =========  =========  =========   =========   ===========   ===========  ===========

     (a) Fourth quarter revenues in 2001 were increased by a gain on the sale of Americom of $1,158 million.
     (b) Third and fourth quarter revenues in 2000 were increased by the inclusion of gains related to PaineWebber of $369 million and $997 million, respectively.
     (c) Third quarter net earnings in 2000 were reduced by after-tax charges of $239 million. Such charges were primarily included in Operating and administrative and cost of goods sold. Also in the third quarter, net earnings were increased by the inclusion of an after-tax gain of $226 million related to PaineWebber.
     (d) Fourth quarter net earnings in 2000 were reduced by after-tax charges of $645 million. Such charges were primarily included in Operating and administrative and cost of goods sold. Also in the fourth quarter, net earnings were increased by the inclusion of an after-tax gain of $622 million related to PaineWebber.

NOTE 18. RESTRICTED NET ASSETS OF AFFILIATES

     Certain of the Corporation's consolidated affiliates are restricted from remitting funds to the Parent in the form of dividends or loans by a variety of regulations, the purpose of which is to protect affected insurance policyholders, depositors or investors. At year-end 2001, net assets of the Corporation's regulated affiliates amounted to $37.4 billion, of which $31.7 billion was restricted.

     At December 31, 2001 and 2000, the aggregate statutory capital and surplus of the insurance businesses totaled $17.7 billion and $16.2 billion, respectively. Accounting practices prescribed by statutory authorities are used in preparing statutory statements.

NOTE 19. SUPPLEMENTAL CASH FLOWS INFORMATION

     "All other operating activities" in the Statement of Cash Flows consists primarily of adjustments to current and noncurrent accruals and deferrals of costs and expenses, adjustments for gains and losses on assets, increases and decreases in assets held for sale, and adjustments to assets.

     Certain supplemental information related to the Corporation's cash flows were as follows for the past three years.

  (In millions)                                                          2001             2000            1999
                                                                   ---------------   --------------  --------------
  Financing receivables
  Increase in loans to customers ...............................   $   (140,758)     $   (100,938)   $    (95,201)
  Principal collections from customers - loans .................        121,004            87,432          86,379
  Investment in equipment for financing leases .................        (20,315)          (15,454)        (18,173)
  Principal collections from customers - financing leases ......         11,641             7,873          13,634
  Net change in credit card receivables ........................        (14,815)           (9,394)        (10,740)
  Sales of financing receivables ...............................         29,291            14,405          11,473
                                                                   ---------------   --------------  --------------
                                                                   $    (13,952)     $    (16,076)   $    (12,628)
                                                                   ===============   ==============  ==============
  All other investing activities
  Purchases of securities by insurance and annuity businesses ..   $    (53,452)     $    (35,911)   $    (26,271)
  Dispositions and maturities of securities by insurance and
   annuity businesses ..........................................         45,403            25,960          23,979
  Proceeds from principal business dispositions ................          2,572              (605)            279
  Other ........................................................         (2,080)           (1,617)         (6,270)
                                                                   ---------------   --------------  --------------
                                                                   $     (7,557)     $    (12,173)   $     (8,283)
                                                                   ===============   ==============  ==============
  Newly issued debt having maturities longer than 90 days
  Short-term (91 to 365 days) ...................................  $     12,622      $     12,782    $     15,799
  Long-term (longer than one year) ..............................        16,118            32,297          30,082
  Proceeds - nonrecourse, leveraged lease debt ..................         2,012             1,808           1,724
                                                                   ---------------   --------------  --------------
                                                                   $     30,752      $     46,887    $     47,605
                                                                   ===============   ==============  ==============
  Repayments and other reductions of debt having maturities
    longer than 90 days
  Short-term (91 to 365 days) ..................................   $    (29,195)     $    (27,777)   $    (21,211)
  Long-term (longer than one year) .............................         (6,582)           (3,953)         (5,447)
  Principal payments - nonrecourse, leveraged lease debt .......           (274)             (177)           (266)
                                                                   ---------------   --------------  --------------
                                                                   $    (36,051)     $    (31,907)   $    (26,924)
                                                                   ===============   ==============  ==============
  All other financing activities
  Proceeds from sales of investment contracts ..................   $      9,080      $      8,826    $      7,236
  Redemption of investment contracts ...........................         (7,033)           (9,061)         (7,127)
  Preferred stock issued by consolidated affiliates ............              -                 -             513
  Capital contributions from GE.................................          3,043                 -               -
  Cash received upon assumption of Toho Mutual Life Insurance
    Company insurance liabilities...............................              -            13,177               -
                                                                   ---------------   --------------  --------------
                                                                   $      5,090      $     12,942    $        622
                                                                   ===============   ==============  ==============
  Cash (paid) recovered during the year for:
  Interest .....................................................   $    (10,767)     $    (11,229)   $     (9,596)
  Income taxes .................................................            129              (800)           (351)

     Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

     "Payments for principal businesses purchased" in the Statement of Cash Flows is net of cash acquired and includes debt assumed and immediately repaid in acquisitions. In conjunction with the acquisitions, liabilities were assumed as follows:

(In millions)                                                            2001          2000           1999
                                                                      ----------    -----------   -----------
Fair value of assets acquired ....................................    $  36,007     $  10,544     $  16,208
Cash paid ........................................................      (11,980)       (1,230)      (10,075)
                                                                      ----------    -----------   -----------
Liabilities assumed ..............................................    $  24,027     $   9,314     $   6,133
                                                                      ==========    ===========   ===========

NOTE 20. ADDITIONAL INFORMATION ABOUT CERTAIN FINANCIAL INSTRUMENTS

     Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the following disclosures; such items include cash and equivalents, investment securities, separate accounts and, beginning in 2001, derivative financial instruments. Other assets and liabilities - those not carried at fair value - are discussed in the following pages. Apart from certain borrowings by GECS and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. Although management has made every effort to develop the fairest representation of fair value for this section, it would be unusual if the estimates could actually have been realized at December 31, 2001 or 2000.

     A description of how fair values are estimated follows.

     Borrowings. Based on market quotes or comparables.

     Time sales and loans. Based on quoted market prices, recent transactions and/or discounted future cash flows, using rates at which similar loans would have been made to similar borrowers.

     Investment  contract  benefits.   Based  on  expected  future  cash  flows,
discounted at currently offered discount rates for immediate annuity contracts or cash surrender values for single premium deferred annuities.

     Financial guarantees and credit life. Based on expected future cash flows, considering expected renewal premiums, claims, refunds and servicing costs, discounted at a current market rate.

     All other instruments. Based on comparable market transactions, discounted future cash flows, quoted market prices, and/or estimates of the cost to terminate or otherwise settle obligations.

Financial Instruments

                                                      2001                                              2000
                                  ---------------------------------------------  ------------------------------------------------
                                                    Assets (liabilities)                             Assets (liabilities)
                                              ---------------------------------               -----------------------------------
                                               Carrying   Estimated fair value                 Carrying     Estimated fair value
                                   Notional     amount    ---------------------   Notional      amount    -----------------------
(In millions)                       amount       (net)       High        Low       amount        (net)       High          Low
                                  ----------  ----------  ---------  ----------  ---------    ----------  ----------   ----------
Assets
  Time sales and loans ...........$    (a)   $ 118,584   $ 119,986  $ 117,930    $    (a)    $  92,912   $  93,539    $  92,360
  Mortgages acquired for resale ..     (a)       1,596       1,631      1,596         (a)        1,267       1,250        1,245
  Other financial instruments ....     (a)       9,496       9,671      9,599         (a)       10,940      11,130       11,102
Liabilities
  Borrowings (b)(c) ..............     (a)    (240,519)   (244,069)  (244,069)        (a)     (205,371)   (207,670)    (207,670)
  Investment contract benefits....     (a)     (32,427)    (32,192)   (31,815)        (a)      (27,575)    (26,144)     (26,144)
  Insurance - financial
   guarantees and credit life (d). 271,208      (2,941)     (2,983)    (3,091)    239,940       (2,759)     (2,797)      (2,910)
  Other financial instruments.....   4,678        (629)       (590)      (590)      2,982       (1,184)     (1,114)      (1,114)
Special purpose entity support
  Credit and liquidity (e)(f).....  43,176        (712)       (712)      (712)     31,197         (630)       (630)        (630)
  Credit and liquidity - unused...   9,404           -           -          -       6,470            -           -            -
  Performance guarantees..........   3,759           -           -          -       2,870 (g)        -           -            -
   - unused.......................     441           -           -          -       1,330 (g)        -           -            -
Swap guarantees and other
   guarantees.....................   8,506           -           -          -       7,415 (g)        -           -            -
Other firm commitments
  Ordinary course of business
   lending commitments ...........   9,636           -           -          -       9,450            -           -            -
  Unused revolving credit lines
   Commercial ...................   27,770           -           -          -      19,372 (h)        -           -            -
   Consumer - principally
    credit cards ................  222,929           -           -          -     188,421            -           -            -

     (a)  These financial instruments do not have notional amounts.
     (b)  Includes effects of interest rate and currency swaps.
     (c)  See note 10.
     (d)  See note 11.
     (e) Includes credit support of $14,496 million and $9,784 million at December 31, 2001 and 2000, respectively.
     (f) Pre-tax gains on sales of financial assets through securitizations amounted to $1,327 million and $489 million in 2001 and 2000, respectively.
     (g)  Reported, in total, as $7,895 million in 2000.
     (h)  Reported as $11,278 million in 2000.

     Derivatives and Hedging. The Corporation's global business activities routinely deal with fluctuations in interest rates, in currency exchange rates and in commodity and other asset prices. The Corporation applies strict policies to managing each of these risks, including prohibitions on derivatives trading, derivatives market-making or other speculative activities. These policies require the use of derivative instruments in concert with other techniques to reduce or eliminate these risks.

     On January 1, 2001, the Corporation adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as discussed in note 1. The paragraphs that follow provide additional information about derivatives and hedging relationships in accordance with the requirements of SFAS 133.

     Cash flow hedges. Under SFAS 133, cash flow hedges are hedges that use simple derivatives to offset the variability of expected future cash flows. Variability can appear in floating rate assets, floating rate liabilities or from certain types of forecasted transactions, and can arise from changes in interest rates or currency exchange rates. For example, the Corporation often borrows funds at a variable rate of interest. If the Corporation needs the funds to make a floating rate loan, there is no exposure to interest rate changes, and no hedge is necessary. However, if a fixed rate loan is made, the Corporation will contractually commit to pay a fixed rate of interest to a counterparty who will pay the Corporation a variable rate of interest (an "interest rate swap"). This swap will then be designated as a cash flow hedge of the associated variable rate borrowing. If, as would be expected, the derivative is perfectly effective in offsetting variable interest in the borrowing, changes in its fair value are recorded in a separate component in equity and released to earnings contemporaneously with the earnings effects of the hedged item. Further information about hedge effectiveness is provided below.

     The Corporation uses currency forwards, interest rate swaps and currency swaps, to optimize borrowing costs and investment returns. For example, currency swaps and non-functional currency borrowings together provide lower funding costs than could be achieved by issuing debt directly in a given currency.

     Adoption of SFAS 133 resulted in a reduction of share owners' equity of $849 million at January 1, 2001. Of that amount, $288 million was transferred to earnings in 2001 along with the earnings effects of the related forecasted transactions for no net impact on earnings. At December 31, 2001, amounts related to derivatives qualifying as cash flow hedges amounted to a reduction of equity of $890 million, of which $603 million was expected to be transferred to earnings in 2002 along with the earnings effects of the related forecasted transactions. In 2001, there were no forecasted transactions that failed to occur. At December 31, 2001, the term of derivative instruments hedging forecasted transactions, except those related to variable interest on existing financial instruments, was zero.

     Fair value hedges. Under SFAS 133, fair value hedges are hedges that eliminate the risk of changes in the fair values of assets, liabilities and certain types of firm commitments. For example, the Corporation will use an interest rate swap in which it receives a fixed rate of interest and pays a variable rate of interest to change the cash flow profile of a fixed rate borrowing to match the variable rate financial asset that it is funding. Changes in fair value of derivatives designated and effective as fair value hedges are recorded in earnings and are offset by corresponding changes in the fair value of the hedged item.

     The Corporation uses interest rate swaps, currency swaps and interest rate and currency forwards to hedge the effect of interest rate and currency exchange rate changes on local and nonfunctional currency denominated fixed-rate borrowings and certain types of fixed-rate assets. Equity options are used to hedge price changes in investment securities and equity-indexed annuity liabilities at the Corporation.

     Net investment hedges. The net investment hedge designation under SFAS 133 refers to the use of derivative contracts or cash instruments to hedge the foreign currency exposure of a net investment in a foreign operation. At the Corporation, currency exposures that result from net investments in affiliates are managed principally by funding assets denominated in local currency with debt denominated in that same currency. In certain circumstances, such exposures are managed using currency forwards and currency swaps.

     Derivatives not designated as hedges. SFAS 133 specifies criteria that must be met in order to apply any of the three forms of hedge accounting. For example, hedge accounting is not permitted for hedged items that are marked to market through earnings. The Corporation uses derivatives to hedge exposures when it makes economic sense to do so, including circumstances in which the hedging relationship does not qualify for hedge accounting as described in the following paragraph. The Corporation also will occasionally receive derivatives, such as equity warrants, in the ordinary course of business. Under SFAS 133, derivatives that do not qualify for hedge accounting are marked to market through earnings.

     The Corporation uses option contracts, including caps, floors and collars, as an economic hedge of changes in interest rates, currency exchange rates and equity prices on certain types of assets and liabilities. For example, the Corporation uses equity options to hedge the risk of changes in equity prices embedded in insurance liabilities associated with annuity contracts written by GE Financial Assurance. The Corporation also uses interest rate swaps, purchased options and futures as an economic hedge of the fair value of mortgage servicing rights. The Corporation occasionally obtains equity warrants as part of sourcing or financing transactions. Although these instruments are considered to be derivatives under SFAS 133, their economic risk is similar to, and managed on the same basis as, other equity instruments held by the Corporation.

     Earnings effects of derivatives. The table that follows provides additional information about the earnings effects of derivatives. In the context of hedging relationships, "effectiveness" refers to the degree to which fair value changes in the hedging instrument offset corresponding fair value changes in the hedged item. Certain elements of hedge positions cannot qualify for hedge accounting under SFAS 133 whether effective or not, and must therefore be marked to market through earnings. Time value of purchased options is the most common example of such elements in instruments used by the Corporation. Earnings effects of such items are shown in the following table as "amounts excluded from the measure of effectiveness."

December 31, 2001 (In millions)                                         Cash flow hedges          Fair value hedges
                                                                       ---------------------    ---------------------
Ineffectiveness................................................         $       7                $      28
Amounts excluded from the measure of effectiveness.............                 -                      (21)

     At December 31, 2001, the fair value of derivatives in a gain position and recorded in "All other assets" is $2.1 billion and the fair value of derivatives in a loss position and recorded in "All other liabilities" is $3.6 billion.

     The following table provides fair value information about derivative instruments for the year 2000. Following adoption of SFAS 133 on January 1, 2001, all derivative instruments are reported at fair value in the financial statements and similar disclosures for December 31, 2001, are not relevant.

                                                                                2000
                                              ------------------------------------------------------------------------
                                                                                    Assets (liabilities)
                                                                      ------------------------------------------------
                                                                           Carrying
                                                   Notional                 amount                    Estimated
  (In millions)                                     amount                   (net)                    fair value
  -----------------------------------------   ------------------      --------------------     -----------------------
  Assets
     Integrated swaps......................   $       22,911          $        (44)            $           (771)
     Purchased options.....................            9,832                   105                          164
     Options, including "floors"...........           21,984                   202                          208
     Interest rate swaps and futures.......            2,798                    29                           38
  Liabilities
     Interest rate swaps...................           52,681                     -                         (208)
     Currency swaps........................           24,314                     -                         (957)
     Currency forwards.....................           27,902                     -                          381
  Other firm commitments
     Currency forwards.....................            1,585                     8                           47
     Currency swaps........................              647                   292                          275

     Counterparty credit risk. The risk that counterparties to derivative contracts will be financially unable to make payments to the Corporation according to the terms of the agreements is counterparty credit risk. Counterparty credit risk is managed on an individual counterparty basis, which means that gains and losses are netted for each counterparty to determine the amount at risk. When a counterparty exceeds credit exposure limits in terms of amounts due to the Corporation, typically as a result of changes in market conditions (see table below), no additional transactions are executed until the exposure with that counterparty is reduced to an amount that is within the established limit. All swaps are executed under master swap agreements containing mutual credit downgrade provisions that provide the ability to require assignment or termination in the event either party is downgraded below A3 or A-. If the downgrade provisions had been triggered at December 31, 2001, the Corporation could have been required to disburse up to $2.8 billion and could have claimed $0.8 billion from counterparties -- the net fair value losses and gains. At December 31, 2001 and 2000, gross fair value gains amounted to $3.1 billion and $2.9 billion, respectively. At December 31, 2001 and 2000, gross fair value losses amounted to $5.1 billion and $3.7 billion, respectively.

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

     As part of its ongoing activities, the Corporation enters into swaps that are integrated into investments in or loans to particular customers. Such integrated swaps not involving assumption of third-party credit risk are evaluated and monitored like their associated investments or loans and are not therefore subject to the same credit criteria that would apply to a stand-alone position. Except for such positions, all other swaps, purchased options and forwards with contractual maturities longer than one year are conducted within the credit policy constraints provided in the table below. Foreign exchange forwards with contractual maturities shorter than one year must be executed with counterparties having an A-1+/ P-1 credit rating and the credit limit for these transactions is $150 million.

Counterparty credit criteria                     Credit rating
                                         --------------------------------
                                             Moody's     Standard & Poor's
                                         -------------- -----------------
 Term of transaction
   Between one and five years ........        Aa3              AA-
   Greater than five years ...........        Aaa              AAA
 Credit exposure limits
   Up to $50 million .................        Aa3              AA-
   Up to $75 million .................        Aaa              AAA


NOTE 21. GEOGRAPHIC SEGMENT INFORMATION

The table below presents data by geographic region. Revenues shown below are classified according to their country of origin.

                                                Revenues                             Long-lived assets (c)
                                       For the years ended December 31                   At December 31
                               ----------------------------------------  ----------------------------------------
  (In millions)                    2001          2000          1999          2001          2000          1999
                               ------------  ------------  ------------  ------------  ------------  ------------
  United States .............   $ 35,230      $ 39,891      $ 34,063      $ 10,251      $ 11,032      $ 13,270
  Europe ....................     12,722        14,526        14,045         3,479         3,260         3,449
  Pacific Basin .............      5,806         7,147         3,722           986         1,146         1,280
  Global (a) ................      2,291         2,134         1,788        12,978        10,763         8,960
  Other (b) .................      2,304         2,479         2,131         1,647         1,615         1,682
                               ------------  ------------  ------------  ------------  ------------  ------------
   Total ....................   $ 58,353      $ 66,177      $ 55,749      $ 29,341      $ 27,816      $ 28,641
                               ============  ============  ============  ============  ============  ============

     (a) Consists of operations that cannot meaningfully be associated with specific geographic areas (for example, commercial aircraft and shipping containers used on ocean-going vessels).
     (b)  Principally the Americas other than the United States.
     (c)  Property, plant and equipment (including equipment leased to others).